As filed with the Securities and Exchange Commission on  November 23, 2010

Registration No. 333-164749

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
Amendment No. 2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DIMUS PARTNERS, INC.
(Name of registrant in its charter)

Nevada	8742	27-1179591
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

1403 West Sixth Street
Austin, Texas 78703
Phone: (888) 413-4687
(Address and telephone number of principal executive offices and principal place of business or intended principal place of business)

Incorp. Services, Inc.
375 N. Stephanie Street, Suite 1411
Henderson, Nevada, 89014-8909
(702) 866-2500
 (Name, address and telephone number of agent for service)

Copies to:

David M. Loev		John S. Gillies
The Loev Law Firm, PC		The Loev Law Firm, PC
6300 West Loop South, Suite 280	&	6300 West Loop South, Suite 280
Bellaire, Texas 77401		Bellaire, Texas 77401
Phone: (713) 524-4110		Phone: (713) 524-4110
Fax: (713) 524-4122		Fax: (713) 456-7908

Approximate date of proposed sale to the public:
as soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To be Registered	Amount Being Registered	Proposed Maximum Price Per Share(1)	Proposed Maximum Aggregate Price(1)	Amount of Registration Fee

Common Stock	166,649	$0.15	$25,000	$1.79

Total	166,649	$0.15	$25,000	$1.79

(1) The offering price is the stated, fixed price of $0.15 per share until the securities are quoted on the OTC Bulletin Board for the purpose of calculating the registration fee pursuant to Rule 457. This amount is only for purposes of determining the registration fee, the actual amount received by a selling shareholder will be based upon fluctuating market prices once the securities are quoted on the OTC Bulletin Board.

The Registrant hereby amends its Registration Statement, on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

DIMUS PARTNERS, INC.

RESALE OF
166,649 SHARES OF COMMON STOCK

The selling stockholders listed on page 36 may offer and sell up to 166,649 shares of our common stock under this Prospectus for their own account.

We currently lack a public market for our common stock. Selling shareholders will sell at a price of $0.15 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. WE URGE YOU TO READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 9, ALONG WITH THE REST OF THIS PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS   _________, 2010

PART I - INFORMATION REQUIRED IN PROSPECTUS

PROSPECTUS SUMMARY

The following summary highlights material information found in more detail elsewhere in the Prospectus. It does not contain all of the information you should consider. As such, before you decide to buy our common stock, in addition to the following summary, we urge you to carefully read the entire Prospectus, especially the risks of investing in our common stock as discussed under "Risk Factors." In this Prospectus, the terms "we," "us," "our," "Company," “Dimus Partners” and "Dimus" refer to Dimus Partners, Inc., a Nevada corporation.  "Common Stock" refers to the common stock, par value $0.001 per share, of Dimus Partners, Inc.

Dimus Partners, Inc. was incorporated in the state of Nevada on April 18, 2008.  The Company’s wholly-owned subsidiary, Dimus Partners, LLC, (“DPLLC”) was incorporated as a Texas limited liability company on May 24, 2007.  On April 29, 2008, the Company entered into an Exchange Agreement with DPLLC, whereby the then members of DPLLC, Nathan Pettus and James Patton, our current Directors, exchanged 100% of the outstanding membership interests of DPLLC for 2,000,000 post Forward Split shares of the common stock of the Company.  Upon completion of the Exchange Agreement, DPLLC became a wholly-owned subsidiary of the Company.

On or around October 14, 2008, we affected a two for one (2:1) forward stock split of our outstanding shares of common stock (the “Forward Split”).  The Forward Split is retroactively reflected throughout this Prospectus.

Dimus Partners is a strategic, financial and operational consulting company, which plans to consult with clients in an effort to generate additional revenues for such clients, by lowering overhead expenses and/or increasing the clients marketing efforts. The Company has developed a contingent fee based methodology for billing business consulting known as The Dimus Advantage (described in greater detail below under “Description of Business”). We plan to focus on small to mid-sized companies and believe there are significant growth opportunities in mid-market companies whose day-to-day operations have not benefited from dedicated strategic, financial or operational support systems. In our management’s experience, these companies share many of the same problems found in Fortune 500 corporations, but lack the human and capital resources needed to take advantage of the business-improving principles consulting can provide. Our business is targeted at these small to mid-sized companies which we believe cannot afford traditional business consulting fees. We also plan to help clients discover and create operational efficiencies by building software and eventually by working to create pre-packaged software products, funding and software creation permitting. All of our ideas and recommendations will focus on the objective of improving the bottom-line profit results of our future customers. Further, our compensation will be contingent upon the improvement of our customer’s current financial position.

To date we have had only limited operations. We do not currently have any paying clients, nor have we ever had any paying clients.  We have however, previously consulted with a limited number of clients for free in return for such clients providing us references and in an effort to gain experience.  Additionally, we have had ongoing discussions with certain custom home builders, which have not generated any revenues, but which we believe have provided us much needed experience and word of mouth regarding our services.

We have not generated any revenues to date, had negative working capital of $56,684 and a deficit accumulated during the development stage of $80,858 as of July 31, 2010, and cash on hand of $311 as of July 31, 2010, and have budgeted the need for approximately $500,000 of additional funding during the next 12 months to expand our operations as planned, which funding may not be able to be raised on favorable terms, if at all.  In November 2010, our President and Director, James Patton provided us a $50,000 Revolving Line of Credit (the “Line of Credit”).  We plan to use the Line of Credit (as described in greater detail below under “Recent Events”) to fund our working capital expenditures in the near term.

There are no assurances that the Company will be able to either (1) achieve a level of revenues adequate to generate sufficient cash flow from operations; or (2) obtain additional financing through either private placement, public offerings and/or bank financing necessary to support the Company’s working capital requirements after the Line of Credit is extinguished.  To the extent that funds provided from the Line of Credit and/or generated from any private placements, public offerings and/or bank financing are insufficient to support the Company’s working capital requirements, the Company will have to raise additional working capital from additional financing.  No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to the Company.  If adequate working capital is not available, the Company may not renew or continue its operations. These factors among others indicate that we may be unable to continue as a going concern, particularly in the event that we cannot obtain additional financing and/or attain profitable operations, and as such, our auditor has added a “going concern” footnote to our audited financial statements included herein.

We believe we can continue our operations for approximately the next twelve (12) months if no additional financing is raised, with funds provided under the Line of Credit, and providing that we continue our operations as they are currently conducted, on a limited basis, without expanding or incurring any additional expenses. If we are unable to raise adequate working capital for fiscal 2011, we will be restricted in the implementation of our business plan and ability to expand our operations.  If this were to happen, the value of our securities would diminish and we may be forced to change our business plan for fiscal 2011, which would result in the value of our securities declining in value and/or becoming worthless.  If we raise an adequate amount of working capital to implement our business plan, we anticipate incurring net losses until a sufficient client base can be established.

A current Prospectus must be in effect at the time of the sale of the shares of common stock discussed above. The selling stockholders will be responsible for any commissions or discounts due to brokers or dealers. We will pay all of the other offering expenses.

Each selling stockholder or dealer selling the common stock is required to deliver a current Prospectus upon the sale. In addition, for the purposes of the Securities Act of 1933, as amended, selling stockholders may be deemed underwriters.

The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus. The securities offered hereby are speculative and involve a high degree of risk. See "Risk Factors."

SUMMARY OF THE OFFERING:

Common Stock Offered:	166,649 shares by selling stockholders

Common Stock Outstanding Before The Offering:	4,366,649 shares

Common Stock Outstanding After The Offering:	4,366,649 shares

Use Of Proceeds:	We will not receive any proceeds from the shares offered by the selling stockholders in this offering.

Offering Price:
The offering price of the shares has been arbitrarily determined by us based on estimates of the price that purchasers of speculative securities, such as the shares, will be willing to pay considering the nature and capital structure of our Company, the experience of our officers and Directors and the market conditions for the sale of equity securities in similar companies. The offering price of the shares bears no relationship to the assets, earnings or book value of us, or any other objective standard of value. We believe that no shares will be sold by the selling shareholders prior to us becoming a publicly-traded company, at which time the selling shareholders will sell shares based on the market price of such shares. We are not selling any shares of our common stock, and are only registering the re-sale of shares of common stock previously sold by us.

No Market:
There is currently no market for our securities and no market for our securities may exist in the future, or at all. If in the future a market does exist for our securities, it is likely to be highly illiquid and sporadic.

Need for Additional Financing:
We have not generated revenues to date and anticipate the need for approximately $500,000 of additional funding during the next 12 months to expand our operations as planned, and such funding may not be able to be raised on favorable terms, if at all. We believe we can continue our operations for approximately the next twelve (12) months if no additional financing is raised, with funds provided under the Line of Credit, provided that we will not have sufficient funds to expand or grow our operations as planned.  If we are unable to raise the additional funding, the value of our securities, if any, would likely become worthless and we may be forced to abandon our business plan.  Even assuming we raise the additional capital we require to continue our business operations, we will require substantial fees and expenses associated with this offering, and we anticipate incurring net losses for the foreseeable future.

Address:	1403 West Sixth Street
Austin, Texas 78703

Telephone Number:	(888) 413-4687

SUMMARY FINANCIAL DATA

You should read the summary financial information presented below as of July 31, 2010 and April 30, 2010, for the three months ended July 31, 2010 and 2009, and for the period from May 24, 2007 through July 31, 2010. We derived the summary financial information from our consolidated unaudited financial statements for the three month period ended July 31, 2010, and from our consolidated audited financial statements for the years ended April 30, 2010 and 2009, appearing elsewhere in this Prospectus. You should read this summary financial information in conjunction with our plan of operation, financial statements and related notes to the financial statements, each appearing elsewhere in this Prospectus.

SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION

	July 31,	April 30,
	2010	2010
ASSETS	(Unaudited)
Current assets
Cash	$311	$2,543

Total current assets	311	2,543

Property and equipment, net	1,926	2,478

Total assets	$2,237	$5,021
LIABILITIES

Current liabilities
Accounts payable and accrued expenses	$23,491	$20,967
Advances from related parties	33,504	33,504

Total current liabilities	56,995	54,471

Total liabilities	56,995	54,471

SUMMARY CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION

			Inception
	Three Months Ended		Through
	July 31,		July 31,
	2010	2009	2010

Operating expenses
General and administrative	$4,735	$565	$75,972
Depreciation	552	552	4,705

Loss from Operations	(5,287)	(1,117)	(80,677)

Interest expenses	(21)	(6)	(181)

Net loss	$(5,308)	$(1,123)	$(80,858)

RISK FACTORS

The securities offered herein are highly speculative and should only be purchased by persons who can afford to lose their entire investment in us. You should carefully consider the following risk factors, which address all of the material risks associated with the Company, and other information in this Prospectus before deciding to become a holder of our common stock. If any of the following risks actually occur, our business and financial results could be negatively affected to a significant extent.

The Company's business is subject to the following Risk Factors (references to "our," "we," "Dimus" and words of similar meaning in these Risk Factors refer to the Company):

General

WE HAVE FUTURE CAPITAL NEEDS AND WITHOUT ADEQUATE CAPITAL WE MAY BE FORCED TO CEASE OR CURTAIL OUR BUSINESS OPERATIONS.

Our growth and continued operations could be impaired by limitations on our access to capital markets.   The limited capital we have raised and the additional capital available to us from the Line of Credit (as described below under “Recent Events”),  may be inadequate for our long-term growth and to support our operations for longer than the twelve months we anticipate such funding lasting.  If financing is available, it may involve issuing securities senior to our common stock.  In addition, in the event we do not raise additional capital from conventional sources, such as our existing investors or commercial banks, there is every likelihood that our growth will be restricted and we may be forced to scale back or curtail implementing our business plan.

Even if we are successful in raising capital in the future, we will likely need to raise additional capital to continue and/or expand our operations.  If we do not raise the additional capital, the value of any investment in our Company may become worthless. In the event we do not raise additional capital from conventional sources, it is likely that we may need to scale back or curtail implementing our business plan.  As of the date of this Prospectus we have only limited operations and have not generated any revenues since the Company’s inception on May 24, 2007.

WE HAVE NOT GENERATED ANY REVENUES SINCE OUR INCEPTION IN MAY 2007

Since our inception in May 2007, we have yet to generate any revenues, and currently have only limited operations, as we are presently in the planning stage of our business development.  We may not be able to generate any revenues in the future and/or we may not be able to gain clients in the future to build our business to the level of revenue generation.

SHAREHOLDERS WHO HOLD UNREGISTERED SHARES OF OUR COMMON STOCK ARE SUBJECT TO RESALE RESTRICTIONS PURSUANT TO RULE 144, DUE TO OUR STATUS AS A “SHELL COMPANY.”

Pursuant to Rule 144 of the Securities Act of 1933, as amended (“Rule 144”), a “shell company” is defined as a company that has no or nominal operations; and, either no or nominal assets; assets consisting solely of cash and cash equivalents; or assets consisting of any amount of cash and cash equivalents and nominal other assets.  As such, we are a “shell company” pursuant to Rule 144, and as such, sales of our securities pursuant to Rule 144 are not able to be made until 1) we have ceased to be a “shell company; 2) we are subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and have filed all of our required periodic reports for at least the previous one year period prior to any sale pursuant to Rule 144; and a period of at least twelve months has elapsed from the date “Form 10 information” has been filed with the Commission reflecting the Company’s status as a non-“shell company.”  Because none of our non-registered securities can be sold pursuant to Rule 144, until at least a year after we cease to be a “shell company”, any non-registered securities we sell in the future or issue to consultants or employees, in consideration for services rendered or for any other purpose will have no liquidity until and unless such securities are registered with the Commission and/or until a year after we cease to be a “shell company” and have complied with the other requirements of Rule 144, as described above.  As a result, it may be harder for us to fund our operations and pay our consultants with our securities instead of cash.  Furthermore, it will be harder or us to raise funding through the sale of debt or equity securities unless we agree to register such securities with the Commission, which could cause us to expend additional resources in the future.  Our status as a “shell company” could prevent us from raising additional funds, engaging consultants, and using our securities to pay for any acquisitions (although none are currently planned), which could cause the value of our securities, if any, to decline in value or become worthless.

OUR AUDITOR HAS RAISED SUBSTANTIAL DOUBT AS TO WHETHER WE CAN CONTINUE AS A GOING CONCERN.

We have generated no revenues since our inception, had a working capital deficit of $56,684 and a deficit accumulated during the development stage of $80,858 as of July 31, 2010, had a net loss of $5,308 for the three months ended July 31, 2010 and a net loss of $29,246 for the year ended April 30, 2010.  There are no assurances that the Company will be able to either (1) achieve a level of revenues adequate to generate sufficient cash flow from operations; or (2) obtain additional financing through either private placement, public offerings and/or bank financing necessary to support the Company’s working capital requirements.  To the extent that the funds available to use under the Line of Credit (described below under “Recent Events”) or generated from any private placements, public offerings and/or bank financing are insufficient to support the Company’s working capital requirements, the Company will have to raise additional working capital from additional financing.  No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to the Company.  If adequate working capital is not available, the Company may not renew or continue its operations. These factors among others indicate that we may be unable to continue as a going concern, particularly in the event that we cannot obtain additional financing and/or attain profitable operations.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty and if we cannot continue as a going concern, your investment could become devalued or even worthless.

THE SUCCESS OF THE COMPANY DEPENDS HEAVILY ON JAMES PATTON AND NATHAN PETTUS AND THEIR INDUSTRY CONTACTS.

The success of the Company will depend on the abilities of James Patton, President, Chief Executive Officer and Director, and Nathan Pettus, Director and employee, to generate business from their existing contacts and relationships within the Austin and San Antonio, Texas business industry.  The loss of Mr. Patton or Mr. Pettus will have a material adverse effect on the business, results of operations (if any) and financial condition of the Company.  In addition, the loss of Mr. Patton or Mr. Pettus may force the Company to seek a replacement who may have less experience, fewer contacts, or less understanding of the business.  Further, we may be unable to find a suitable replacement for either Mr. Patton or Mr. Pettus, which could force the Company to curtail its operations and/or cause any investment in the Company to become worthless.  The Company does not have an employment agreement with Mr. Patton or Mr. Pettus.

OUR OFFICERS AND DIRECTORS EXERCISE MAJORITY VOTING CONTROL OVER THE COMPANY AND THEREFORE EXERCISE CONTROL OVER CORPORATE DECISIONS INCLUDING THE APPOINTMENT OF NEW DIRECTORS.

James Patton, our President, Chief Executive Officer and Director, can vote an aggregate of 1,000,000 shares, currently equal to 22.9% of our outstanding common stock; Nathan Pettus, our Director can vote an aggregate of 1,000,000 shares, currently equal to 22.9% of our outstanding common stock; and James Pacey, a consultant, can vote an aggregate of 2,000,000 shares, currently equal to 45.8% of our outstanding common stock.  As a result, Mr. Patton, Mr. Pettus and Mr. Pacey, our “affiliates” can vote 91.6% of our outstanding shares of common stock and will therefore exercise control in determining the outcome of all corporate transactions or other matters, including the election of Directors, mergers, consolidations, the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. Any investor who purchases shares will be a minority shareholder and as such will have little to no say in the direction of the Company and the election of Directors. Additionally, it will be difficult if not impossible for investors to remove Mr. Patton or Mr. Pettus as Directors of the Company, which will mean they will remain in control of who serves as officers of the Company as well as whether any changes are made in the Board of Directors. As a potential investor in the Company, you should keep in mind that even if you own shares of the Company's common stock and wish to vote them at annual or special shareholder meetings, your shares will likely have little effect on the outcome of corporate decisions.

OUR OFFICERS AND DIRECTORS HAVE OTHER EMPLOYMENT OUTSIDE OF THE COMPANY, AND AS SUCH, MAY NOT BE ABLE TO DEVOTE SUFFICIENT TIME TO OUR OPERATIONS.

James Patton, our President, Chief Executive Officer and Director, and Nathan Pettus, our Director and employee, are currently two of our only three employees. Further, Mr. Patton and Mr. Pettus each currently have employment outside of the Company.  Specifically, Mr. Patton is currently the Chief Operating Officer of The Boon Group, Inc. (the “Boon Group”), where he has worked in various managerial and sales positions since February 1999 and Mr. Pettus currently works in the Global Sales division of Emerson Electric Co. (“Emerson”), which position he has held since August 2007.  As such, Mr. Patton only spends approximately 15 hours per week on Company matters and Mr. Pettus only spends approximately 10 hours per week on Company matters; and as such, they may not be able to devote a sufficient amount of time to our operations.  This may be exacerbated by the fact that Mr. Patton is currently our only officer.  While Mr. Patton and Mr. Pettus currently anticipate spending additional time on Company matters and less time on their other employment as the Company’s operations increase and they are required to undertake additional efforts on the Company’s behalf, if Mr. Patton and Mr. Pettus are not able to spend a sufficient amount of their available time on our operations, we may never gain any clients, may not ever generate any revenue and/or any investment in the Company could become worthless.

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO FORECAST OUR FUTURE RESULTS, MAKING ANY INVESTMENT IN US HIGHLY SPECULATIVE.

We have a limited operating history, and our historical financial and operating information is of limited value in predicting our future operating results.  We may not accurately forecast customer behavior and recognize or respond to emerging trends, changing preferences or competitive factors facing us, and, therefore, we may fail to make accurate financial forecasts.  Our current and future expense levels are based largely on our investment plans and estimates of future revenue.  As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall, which could then force us to curtail or cease our business operations.

OUR INDUSTRY IS HIGHLY COMPETITIVE AND WE FACE SIGNIFICANT COMPETITION FOR OUR SERVICES.

Within the current landscape of business and management consulting, there is a vast and diverse set of competitors and service providers. Numerous well-established companies, many of which have substantially greater financial, managerial and other resources than those presently available to the Company, are focusing significant resources on providing business consulting services that currently compete and will compete with the Company's services in the future.  These companies range from the smallest one person firms, to large multinational companies that offer a diverse, broad, and more generic set of services.  We plan to focus on small to mid-sized companies and believe there are significant growth opportunities in mid-market companies whose day-to-day operations have not benefited from dedicated strategic, financial or operational support systems. In our management’s experience, these companies share many of the same problems found in Fortune 500 corporations, but lack the human and capital resources needed to take advantage of the business-improving principles consulting can provide. Our business is targeted at these small to mid-sized companies which we believe cannot afford traditional business consulting fees.

Although we believe that there is a need for a “niche” business, such as ours that can provide logistical expertise at a reduced cost to smaller businesses who are overlooked by larger consulting firms, the Company may not be able to effectively compete with other consulting firms or compete with competitive pressures, including possible downward pressure on the prices we charge for our products and services. In the event that the Company cannot effectively compete on a continuing basis or competitive pressures arise, such inability to compete or competitive pressures will have a material adverse effect on the Company’s business, results of operations and financial condition.

OUR GROWTH WILL PLACE SIGNIFICANT STRAINS ON OUR RESOURCES.

The Company is currently in the planning stage, with only limited operations, and is currently seeking out potential clients and sources of revenue, and has not generated any revenues since inception on May 24, 2007. The Company's growth, if any, is expected to place a significant strain on the Company's managerial, operational and financial resources as James Patton is our only officer and he and Nathan Pettus are our only employees; and the Company will likely continue to have limited employees in the future. Furthermore, assuming the Company receives contracts, it will be required to manage multiple relationships with various customers and other third parties. These requirements will be exacerbated in the event of further growth of the Company or in the number of its contracts. The Company's systems, procedures or controls may not be adequate to support the Company's operations or that the Company may be unable to achieve the rapid execution necessary to successfully offer its services and implement its business plan. The Company's future operating results, if any, will also depend on its ability to add additional personnel commensurate with the growth of its business, if any. If the Company is unable to manage growth effectively, the Company's business, results of operations and financial condition will be adversely affected.

IF WE ARE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS OUR BUSINESS IS LIKELY TO BE ADVERSELY AFFECTED.

We currently anticipate relying solely on non-disclosure agreements entered into with our clients and potential clients to protect our intellectual property and proprietary rights.  We have not entered into any non-disclosure agreements to date.  It is uncertain whether such non-disclosure agreements and other measures we may take in the future will prevent misappropriation of our proprietary information or that others will not independently develop similar services.  The Company does not currently have any plans to secure any patent, trademark or similar rights at this time, nor has it budgeted any funds for such rights at this time. Due to the fact that we have no issued patents, pending patent applications or trademarks in connection with our proprietary rights we cannot stop other companies, including our competitors from lawfully practicing services similar to ours in the future. This could have a severely adverse affect on our ability to compete in our industry, and could have a material adverse effect on our revenues, if any, and could force us to cease our business operations, which could cause the Company’s securities to decline in value or become worthless.

OUR ARTICLES OF INCORPORATION AND BYLAWS LIMIT THE LIABILITY OF, AND PROVIDE INDEMNIFICATION FOR, OUR OFFICERS AND DIRECTORS.

Our Articles of Incorporation and Bylaws, as amended, generally limit our officers' and Directors' personal liability to the Company and its stockholders for breach of fiduciary duty as an officer or Director except for breach of the duty of loyalty or acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law. Our Articles of Incorporation, and Bylaws, as amended and restated, provide indemnification for our officers and Directors to the fullest extent authorized by the Nevada General Corporation Law against all expense, liability, and loss, including attorney's fees, judgments, fines excise taxes or penalties and amounts to be paid in settlement reasonably incurred or suffered by an officer or Director in connection with any action, suit or proceeding, whether civil or criminal, administrative or investigative (hereinafter a "Proceeding") to which the officer or Director is made a party or is threatened to be made a party, or in which the officer or Director is involved by reason of the fact that he is or was an officer or Director of the Company, or is or was serving at the request of the Company as an officer or director of another corporation or of a partnership, joint venture, trust or other enterprise whether the basis of the Proceeding is an alleged action in an official capacity as an officer or Director, or in any other capacity while serving as an officer or Director. Thus, the Company may be prevented from recovering damages for certain alleged errors or omissions by the officers and Directors for liabilities incurred in connection with their good faith acts for the Company.  Such an indemnification payment might deplete the Company's assets. Stockholders who have questions regarding the fiduciary obligations of the officers and Directors of the Company should consult with independent legal counsel. It is the position of the Securities and Exchange Commission that exculpation from and indemnification for liabilities arising under the Securities Act of 1933, as amended, and the rules and regulations thereunder is against public policy and therefore unenforceable.

THE INITIAL OFFERING PRICE OF THIS OFFERING HAS BEEN ARBITRARILY DETERMINED BY OUR MANAGEMENT.

The initial offering price of the shares registered in this Registration Statement has been arbitrarily determined by us based on certain factors which may include the following: estimates of the price that purchasers of speculative securities, will be willing to pay considering our capital structure and nature of business, the experience of our officers and Directors and the market conditions for the sale of equity securities in similar companies.  The offering price is also based on the prior sales price of our common stock in our private offering of shares which took place from July 2008 through July 2009, during which time the Company sold an aggregate of 166,649 shares of common stock to 35 investors for aggregate consideration of $25,000. The offering price of the Shares bears no relationship to our assets, earnings or book value, or any other objective standard of value.  Because of this, the actual value of our securities may be significantly less than the offering price of $0.15 per share, which selling shareholders will be required to sell their shares at prior to us obtaining a market for our common stock.  As a result, if you purchase shares of our common stock at the fixed offering price of $0.15 per share, the value of your securities may decline in value or have significantly less value when you attempt to sell such shares.

IF THE REGISTRATION STATEMENT, OF WHICH THIS PROSPECTUS IS A PART BECOMES EFFECTIVE, WE WILL BECOME A PUBLIC REPORTING COMPANY, AND WILL INCUR SIGNIFICANT INCREASED COSTS IN CONNECTION WITH COMPLIANCE WITH SECTION 404 OF THE SARBANES OXLEY ACT, AND OUR MANAGEMENT WILL BE REQUIRED TO DEVOTE SUBSTANTIAL TIME TO NEW COMPLIANCE INITIATIVES.

If the Registration Statement, of which this Prospectus is a part, becomes effective, we will become subject to among other things, the periodic reporting requirements of Section 15(d) of the Securities Exchange Act of 1934, as amended, and will incur significant legal, accounting and other expenses in connection with such requirements.  The Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and new rules subsequently implemented by the SEC have imposed various new requirements on public companies, including requiring changes in corporate governance practices. As such, our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure of controls and procedures. Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

Risks Relating To the Company’s Securities

WE HAVE NEVER ISSUED CASH DIVIDENDS IN CONNECTION WITH OUR COMMON STOCK AND HAVE NO PLANS TO ISSUE DIVIDENDS IN THE FUTURE.

We have paid no cash dividends on our common stock to date and it is not anticipated that any cash dividends will be paid to holders of our common stock in the foreseeable future.  While our dividend policy will be based on the operating results and capital needs of our business, it is anticipated that any earnings will be retained to finance our future expansion.

INVESTORS MAY FACE SIGNIFICANT RESTRICTIONS ON THE RESALE OF OUR COMMON STOCK DUE TO FEDERAL REGULATIONS OF PENNY STOCKS.

Our common stock will be subject to the requirements of Rule 15(g)9, promulgated under the Securities Exchange Act as long as the price of our common stock is below $5.00 per share. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990, also requires additional disclosure in connection with any trades involving a stock defined as a penny stock. Generally, the Commission defines a penny stock as any equity security not traded on an exchange or quoted on NASDAQ that has a market price of less than $5.00 per share. The required penny stock disclosures include the delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. Such requirements could severely limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market.

In addition, various state securities laws impose restrictions on transferring "penny stocks" and as a result, investors in the common stock may have their ability to sell their shares of the common stock impaired.

SHAREHOLDERS MAY BE DILUTED SIGNIFICANTLY THROUGH OUR EFFORTS TO OBTAIN FINANCING AND SATISFY OBLIGATIONS THROUGH THE ISSUANCE OF ADDITIONAL SHARES OF OUR COMMON STOCK.

We have no committed source of financing. Wherever possible, our Board of Directors will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of restricted shares of our common stock. Our Board of Directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued shares of common stock. In addition, if a trading market develops for our common stock, we may attempt to raise capital by selling shares of our common stock, possibly at a discount to market. These actions will result in dilution of the ownership interests of existing shareholders, may further dilute common stock book value, and that dilution may be material. Such issuances may also serve to enhance existing management’s ability to maintain control of the Company because the shares may be issued to parties or entities committed to supporting existing management.

STATE SECURITIES LAWS MAY LIMIT SECONDARY TRADING, WHICH MAY RESTRICT THE STATES IN WHICH AND CONDITIONS UNDER WHICH YOU CAN SELL SHARES.

Secondary trading in our common stock may not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock cannot be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted.

BECAUSE WE ARE NOT SUBJECT TO COMPLIANCE WITH RULES REQUIRING THE ADOPTION OF CERTAIN CORPORATE GOVERNANCE MEASURES, OUR STOCKHOLDERS HAVE LIMITED PROTECTIONS AGAINST INTERESTED DIRECTOR TRANSACTIONS, CONFLICTS OF INTEREST AND SIMILAR MATTERS.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities that are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than legally required, we have not yet adopted these measures.

Because our Directors are not independent directors, we do not currently have independent audit or compensation committees. As a result, our Directors have the ability to, among other things, determine their own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest, if any, and similar matters and any potential investors may be reluctant to provide us with funds necessary to expand our operations.

We intend to comply with all corporate governance measures relating to director independence as and when required. However, we may find it very difficult or be unable to attract and retain qualified officers, Directors and members of board committees required to provide for our effective management as a result of the Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of Directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles.

WE DO NOT CURRENTLY HAVE A PUBLIC MARKET FOR OUR SECURITIES. IF THERE IS A MARKET FOR OUR SECURITIES IN THE FUTURE, SUCH MARKET MAY BE VOLATILE AND ILLIQUID.

There is currently no public market for our common stock. In the future, we hope to quote our securities on the Over-The-Counter Bulletin Board (“OTCBB”). However, there may not be a public market for our common stock in the future. If there is a market for our common stock in the future, we anticipate that such market would be illiquid and would be subject to wide fluctuations in response to several factors, including, but not limited to:

(1)	actual or anticipated variations in our results of operations;
(2)	our ability or inability to generate new revenues;
(3)	the number of shares in our public float;
(4)	increased competition; and
(5)	conditions and trends in the market for business consulting services.

Furthermore, if our common stock becomes quoted on the OTCBB in the future, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock.  Additionally, moving forward we anticipate having a limited number of shares in our public float, and as a result, there could be extreme fluctuations in the price of our common stock

NEVADA LAW AND OUR ARTICLES OF INCORPORATION AUTHORIZE US TO ISSUE SHARES OF STOCK, WHICH SHARES MAY CAUSE SUBSTANTIAL DILUTION TO OUR EXISTING SHAREHOLDERS.

We have authorized capital stock consisting of 100,000,000 shares of common stock, $0.001 par value per share and 10,000,000 shares of preferred stock, $0.001 par value per share. As of the date of this Prospectus, we have 4,366,649 shares of common stock issued and outstanding and – 0 – shares of Preferred Stock issued and outstanding.  As a result, our Board of Directors has the ability to issue a large number of additional shares of common stock without shareholder approval, which if issued could cause substantial dilution to our then shareholders.  Additionally, shares of Preferred Stock may be issued by our Board of Directors without shareholder approval with voting powers, and such preferences and relative, participating, optional or other special rights and powers as determined by our Board of Directors, which may be greater than the shares of common stock currently outstanding.  As a result, shares of Preferred Stock may be issued by our Board of Directors which cause the holders to have super majority voting power over our shares, provide the holders of the Preferred Stock the right to convert the shares of Preferred Stock they hold into shares of our common stock, which may cause substantial dilution to our then common stock shareholders and/or have other rights and preferences greater than those of our common stock shareholders. Investors should keep in mind that the Board of Directors has the authority to issue additional shares of common stock and Preferred Stock, which could cause substantial dilution to our existing shareholders.  Additionally, the dilutive effect of any Preferred Stock, which we may issue may be exacerbated given the fact that such Preferred Stock may have super majority voting rights and/or other rights or preferences which could provide the preferred shareholders with voting control over us subsequent to this offering and/or give those holders the power to prevent or cause a change in control.  As a result, the issuance of shares of common stock and/or Preferred Stock may cause the value of our securities to decrease and/or become worthless.

IF OUR COMMON STOCK IS NOT APPROVED FOR QUOTATION ON THE OVER-THE-COUNTER BULLETIN BOARD, OUR COMMON STOCK MAY NOT BE PUBLICLY-TRADED, WHICH COULD MAKE IT DIFFICULT TO SELL SHARES OF OUR COMMON STOCK AND/OR CAUSE THE VALUE OF OUR COMMON STOCK TO DECLINE IN VALUE.

In order to have our common stock quoted on the OTCBB, which is our current plan, we will need to first have this Registration Statement declared effective; then engage a market maker, who will file a Form 15c2-11 with the Financial Industry Regulatory Authority ("FINRA"); and clear FINRA comments to obtain a trading symbol on the OTCBB. Assuming we clear SEC comments and assuming we clear FINRA comments, we anticipate receiving a trading symbol and having our shares of common stock quoted on the OTCBB in approximately one (1) to two (2) months after the effectiveness of this Registration Statement. In the event we are unable to have this Registration Statement declared effective by the SEC or our Form 15c2-11 is not approved by the FINRA, we plan to file a 15c2-11 to quote our shares of common stock on the Pink Sheets. If we are not cleared to have our securities quoted on the OTCBB and/or in the event we fail to obtain effectiveness of this Registration Statement, and are not cleared for trading on the Pink Sheets, there will be no public market for our common stock and it could be difficult for our then shareholders to sell shares of common stock which they own. As a result, the value of our common stock will likely be less than it would otherwise due to the difficulty shareholders will have in selling their shares. If we are unable to obtain clearance to quote our securities on the OTCBB and/or the Pink Sheets, it will be difficult for us to raise capital and we could be forced to curtail or abandon our business operations, and as a result, the value of our common stock could become worthless.

USE OF PROCEEDS

We will not receive any proceeds from the resale of already issued and outstanding shares of common stock by the Selling Stockholders which are offered in this Prospectus.

DIVIDEND POLICY

To date, we have not declared or paid any dividends on our outstanding shares. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock. Although we intend to retain our earnings to finance our operations and future growth, our Board of Directors will have discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements and other factors, which our Board of Directors may deem relevant.

LEGAL PROCEEDINGS

From time to time, we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We are not currently involved in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.

DIRECTORS, EXECUTIVE OFFICERS,
PROMOTERS AND CONTROL PERSONS

The following table sets forth the name, age and position of our Directors and executive officers. There are no other persons who can be classified as a promoter or controlling person of us. Our executive officers and Directors currently serving are as follows:

NAME	AGE	POSITION

James Patton	40	Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer, and Director

Nathan Pettus	39	Director

Set forth below is a brief description of the background and business experience of our executive officers and Director.

James Patton

James Patton has been the Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer and Director of the Company since its inception in April 2008 and the Managing Partner of our wholly-owned subsidiary and predecessor, Dimus Partners, LLC since May 2007.  In addition to his employment with the Company, Mr. Patton is currently the Chief Operating Officer of The Boon Group, Inc. (the “Boon Group”), where he worked in various managerial and sales positions since February 1999.  Mr. Patton’s current responsibilities at the Boon Group include managing and providing assistance and support to the sales personnel at six regional sales offices.  Prior to this, Mr. Patton served as President at Goldfinger Cleaners from February 1996 to November 1998.  Additionally, from April 1992 to January 1996, he was a professional football player with the Buffalo Bills.

Mr. Patton earned his Bachelors degree in Business Administration from the University of Texas at Austin in 2001. He also has a Masters of Business of Administration (MBA) from the McCombs School of Business at the University of Texas at Austin which he received in 2007.

Nathan Pettus

Mr. Pettus has been a Director and employee of the Company since its inception in April 2008.  In addition to his employment with the Company, Mr. Pettus currently works in the Global Sales division of Emerson Electric Co. (“Emerson”), which position he has held since August 2007.  Mr. Pettus has worked for Emerson since August 1998 in various capacities including Technology Manager and Software Developer.  Mr. Pettus was also a senior consultant for Trilogy, Inc. from October 2000 through July 2001.  From August 1995 to August 1998, Mr. Pettus worked as a Control Engineer at Honeywell, Inc. and participated in the company’s Future Leaders Professional Excellence Program entailing assignments in the product development, research and development and marketing departments.  Prior to this, he served as a Graduate Research Assistant for the University of Texas at Austin from August 1993 to August 1998.

Mr. Pettus has a Bachelors degree in Mechanical Engineering from Tennessee Technological University where he graduated summa cum laude in 1993.  He received a Masters degree in engineering from the University of Texas at Austin in 1995, and a Masters in Business Administration (MBA) from the University of Texas’ McCombs School of Business in 2005.

Our Directors and any additional Directors we may appoint in the future are elected annually and will hold office until our next annual meeting of the shareholders and until their successors are elected and qualified. Officers will hold their positions at the pleasure of the Board of Directors, absent any employment agreement. Our officers and Directors may receive compensation as determined by us from time to time by vote of the Board of Directors. Such compensation might be in the form of stock options. Directors may be reimbursed by the Company for expenses incurred in attending meetings of the Board of Directors. Vacancies in the Board are filled by majority vote of the remaining Directors.

Involvement In Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any Director or executive officer, of the Company during the past ten years.

Independence of Directors

We are not required to have independent members of our Board of Directors, and do not anticipate having independent Directors until such time as we are required to do so.

Audit Committee and Financial Expert

The Company is not required to have an audit committee and as such, does not have one.

Code of Ethics

We have not adopted a formal Code of Ethics. The Board of Directors evaluated the business of the Company and the number of employees and determined that since the business is operated by only two persons James Patton and Nathan Pettus, general rules of fiduciary duty and federal and state criminal, business conduct and securities laws are adequate ethical guidelines.   In the event our operations, employees and/or Directors expand in the future, we may take actions to adopt a formal Code of Ethics.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table:

Name and principal position (a)	Year ended April 30 (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earning ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
James Patton CEO, President, Secretary, Treasurer and Director	2010	-	-	-	-	-	-	-	$-
	2009	-	-	-	-	-	-	-	$-

Nathan Pettus Director	2010	-	-	-	-	-	-	-	$-
	2009	-	-	-	-	-	-	-	$-

The table above does not include perquisites and other personal benefits in amounts less than 10% of the total annual salary and other compensation.

Neither Mr. Patton nor Mr. Pettus receives or accrues a salary from us.  It is anticipated that they will not receive salaries until we obtain sufficient revenues, if ever, to support our operations.

Summary of Compensation

Dimus Partners, Inc. was incorporated on April 18, 2008 and has paid no compensation to any executives to date.  Dimus Partners, LLC, the Company’s wholly-owned subsidiary, which was incorporated on May 24, 2007, has also paid no compensation to any executives to date.  There have been no changes in the Company’s compensation policies since the end of the last fiscal year, April 30, 2010.

Stock Option Grants

We have not granted any stock options to our executive officers since our incorporation.

Employment Agreements

We do not have an employment or consultant agreement with James Patton, our Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer and Director, or with Nathan Pettus, our Director.

Compensation Discussion and Analysis

Director Compensation

Our Board of Directors does not currently receive any consideration for their services as members of the Board of Directors.  The Board of Directors reserves the right in the future to award the members of the Board of Directors cash or stock based consideration for their services to the Company, which awards, if granted shall be in the sole determination of the Board of Directors.

Executive Compensation Philosophy

Our Board of Directors determines the compensation given to our executive officers in their sole determination.  As our executive officers currently draw no compensation from us, we do not currently have any executive compensation program in place.  Our Board of Directors also reserves the right to pay our executives a salary, and/or issue them shares of common stock issued in consideration for services rendered and/or to award incentive bonuses which are linked to our performance, as well as to the individual executive officer’s performance.  This package may also include long-term stock based compensation to certain executives which is intended to align the performance of our executives with our long-term business strategies.  Additionally, while our Board of Directors has not granted any performance base stock options to date, the Board of Directors reserves the right to grant such options in the future, if the Board in its sole determination believes such grants would be in the best interests of the Company.

Incentive Bonus

The Board of Directors may grant incentive bonuses to our executive officers in its sole discretion, if the Board of Directors believes such bonuses are in the Company’s best interest, after analyzing our current business objectives and growth, if any, and the amount of revenue we are able to generate each month, which revenue is a direct result of the actions and ability of such executives.

Long-term, Stock Based Compensation

In order to attract, retain and motivate executive talent necessary to support the Company’s long-term business strategy we may award certain executives with long-term, stock-based compensation in the future, in the sole discretion of our Board of Directors, which we do not currently have any immediate plans to award.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table presents certain information regarding the beneficial ownership of all shares of common stock as of November 5, 2010 by (i) each person who owns beneficially more than five percent (5%) of the outstanding shares of common stock based on 4,366,649 shares outstanding as of November 5, 2010, (ii) each of our Directors, (iii) each named executive officer and (iv) all Directors and officers as a group. Except as otherwise indicated, all shares are owned directly.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned
James Patton CEO, CFO, President, Secretary, Treasurer, and Director 1403 West Sixth Street Austin, Texas 78703	1,000,000	22.9%
Nathan Pettus Director 1403 West Sixth Street Austin, Texas 78703	1,000,000	22.9%
James Pacey 7610 Tisdale Drive Austin, Texas 78757	2,000,000	45.8%
All Officers and Directors as a Group (2 individuals)	2,000,000	45.8%

The number of shares of common stock owned are those "beneficially owned" as determined in accordance with Rule 13d-3 of the Exchange Act of 1934, as amended, including any shares of common stock as to which a person has sole or shared voting or investment power and any shares of common stock which the person has the right to acquire within sixty (60) days through the exercise of any option, warrant or right.

INTEREST OF NAMED EXPERTS AND COUNSEL

This Form S-1 Registration Statement was prepared by our counsel, The Loev Law Firm, PC.  The financial statements attached hereto were audited by LBB & Associates Ltd., LLP (“LBB”).  David M. Loev, the President of The Loev Law Firm, PC, owns 200,000 shares of our common stock (the “Loev Shares”).  Other than the Loev Shares, neither the Loev Law Firm, PC nor LBB & Associates Ltd., LLP, has any interest contingent or otherwise in Dimus Partners, Inc.

EXPERTS

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, any interest, directly or indirectly, in our company or any of our parents or subsidiaries, if any other than the Loev Shares, described above, which are held by David M. Loev.  Nor was any such person connected with us or any of our parents or subsidiaries, if any, as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The consolidated financial statements of the Company as of April 30, 2010 and 2009, included in this Prospectus, have been audited by LBB & Associates Ltd., LLP, our independent registered public accounting firm, as stated in their report appearing herein and have been so included in reliance upon the reports of such firm, given upon their authority as experts in accounting and auditing.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Nevada Revised Statutes and our Articles of Incorporation, allow us to indemnify our officers and Directors from certain liabilities and our Bylaws state that we shall indemnify every (i) present or former Director, advisory Director or officer of us, (ii) any person who while serving in any of the capacities referred to in clause (i) served at our request as a Director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (iii) any person nominated or designated by (or pursuant to authority granted by) the Board of Directors or any committee thereof to serve in any of the capacities referred to in clauses (i) or (ii) (each an “Indemnitee”).

Our Bylaws, as amended and restated, provide that we shall indemnify an Indemnitee against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any proceeding in which he was, is or is threatened to be named as a defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, if it is determined that the Indemnitee (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his Official Capacity, that his conduct was in our best interests and, in all other cases, that his conduct was at least not opposed to our best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the event that an Indemnitee is found liable to us or is found liable on the basis that personal benefit was improperly received by the Indemnitee, the indemnification (i) is limited to reasonable expenses actually incurred by the Indemnitee in connection with the Proceeding and (ii) shall not be made in respect of any Proceeding in which the Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to us.

Except as provided above, the Bylaws provide that no indemnification shall be made in respect to any proceeding in which such Indemnitee has been (a) found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the Indemnitee's official capacity, or (b) found liable to us.  The termination of any proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a) or (b) above.  An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom.  Reasonable expenses shall, include, without limitation, all court costs and all fees and disbursements of attorneys’ fees for the Indemnitee.  The indemnification provided shall be applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven.

Neither our Bylaws nor our Articles of Incorporation include any specific indemnification provisions for our officer or Directors against liability under the Securities Act of 1933, as amended. Additionally, insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

FORWARD LOOKING STATEMENTS

This Form S-1 includes forward-looking statements which include words such as "anticipates", "believes", "expects", "intends", "forecasts", "plans", "future", "strategy" or words of similar meaning.  Various factors could cause actual results to differ materially from those expressed in the forward-looking statements, including those described in "Risk Factors" in this Prospectus.  We urge you to be cautious of these forward-looking statements.  Except as required by applicable law, including the securities laws of the United States and/or if the existing disclosure fundamentally or materially changes, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

DESCRIPTION OF BUSINESS

Overview

Dimus Partners, Inc. was incorporated in the state of Nevada on April 18, 2008.  The Company’s wholly-owned subsidiary, Dimus Partners, LLC, (“DPLLC”) was incorporated as a Texas limited liability company on May 24, 2007.  On April 29, 2008, the Company entered into an Exchange Agreement with DPLLC, whereby the then members of DPLLC, Nathan Pettus and James Patton, our current Directors, exchanged 100% of the outstanding membership interests of DPLLC for 2,000,000 post Forward Split shares of the common stock of the Company.  Upon completion of the Exchange Agreement, DPLLC became a wholly-owned subsidiary of the Company. The only parties to the Exchange Agreement were us, DPLLC and our officers and Directors, Nathan Pettus and James Patton.  No other consideration was provided for in connection with the Exchange Agreement other than stock as provided above.  The transaction was undertaken to simplify the process of moving the operations of DPLLC which had been operational on a limited basis since April 2008 to a corporate structure to allow us to raise capital through the sale of common stock and undertake a going public transaction similar to our undertaking through this Registration Statement.  All of the assets, operations and liabilities of DPLLC were assumed by us in connection with the Exchange Agreement, whereby DPLLC became our wholly-owned subsidiary.  Prior to the date of the Exchange Agreement, the main activities undertaken by DPLLC were in connection with formalizing the business plan, corporate strategy and methodologies that DPLLC (and later the Company) would take (e.g., operating on a success based fee model rather than with hourly rates, as described in greater detail below); creating a corporate website; and conducting limited market studies. DPLLC did not generate any revenues prior to the Exchange Agreement.

On or around October 14, 2008, we affected a two for one (2:1) forward stock split of our outstanding shares of common stock (the “Forward Split”).  The Forward Split is retroactively reflected throughout this Prospectus.

Dimus Partners is a strategic, financial and operational consulting company, which plans to consult with clients in an effort to generate additional revenues for such clients, by lowering overhead expenses and/or increasing the clients marketing efforts.  We plan to concentrate on smaller customers who our management believes are typically overlooked by traditional consulting firms which in our management’s experience only focus on larger, higher paying clients. All of our ideas and recommendations will focus on the objective of improving the bottom-line profit results of our future customers.   We also plan to help clients discover and create operational efficiencies by building software and eventually by working to create pre-packaged software products, funding and software creation permitting.

The Company has developed a contingent fee based methodology for billing business consulting which we call The Dimus Advantage (the Company has not obtained any trademarks for The Dimus Advantage due to cost constraints, however, the Company may take action in the future, funding permitting to obtain a trademark for such term).  The “Dimus Advantage” is the Company’s idea of only charging potential clients a success based fee instead of hourly billing rates.  The Dimus Advantage is not a product or service, but only a way of billing clients.  By only charging a fee if our efforts successfully increase the client’s revenues, marketing ability, reduce their expenses, or enable the client to meet such other goals or targets as the client and the Company determine prior the engagement by the Company (each “Goals”), we believe that we will be able to share in the success of our potential clients over the long-term and that our services will be more affordable and attractive to our potential clients (as they will only pay us if they see a benefit from such services) than other traditionally priced consulting services.   Each engagement agreement we will enter into with future clients will set forth the specific Goals that the client is attempting to meet, based on mutually agreeable criteria (i.e., criteria and goals as agreed upon by us and the client based on what areas of the clients business operations they are seeking to improve) and targets for improvement, which will vary engagement to engagement, based upon the negotiation of the parties at the time of engagement, and which we and the client believe are reasonable.  The fees payable to us will then be determined by whether the client meets such previously established Goals with our consulting assistance.  We will only generate fees if the client meets the mutually agreed upon Goals and in the event the client fails to meet the pre-established Goals, they may not be required to pay us any fees at all.

While each contingent success based fee arrangement based on the Dimus Advantage will be different, based on the individual Goals each future client is trying to accomplish, the negotiations of the Company and the client, the size of the engagement and difficulty of the client meeting such Goals, which can only be established at the time of engagement, we anticipate that each arrangement will have similar characteristics.  Those characteristics will likely include 1) a breakup fee payable to the Company in the event the client does not choose to implement the Company’s recommended suggestions for meeting such Goals; 2) set a baseline for (a) the clients expected ability to meet the Goals; or (b) the clients continued operations on a status quo basis, assuming no intervention by the Company; 3) determine the period or ending date during which the client will be required to meet the Goals with the Company’s consulting assistance; and 4) provide the fees due to the Company in the event the client meets the Goals over the predetermined period (collectively the “Engagement Terms”).  As described above, all Engagement Terms will be determined and negotiated by the Company and its clients on a case by case basis at the time of engagement.  We call the methodologies and analysis techniques that we plan to use to prepare a potential client for our contingent success fee based approach to consulting and understand where our expertise can held the “Dimus Trace Toolkit.”   Similar to the Dimus Advantage, the Company has not obtained any trademarks for Dimus Trace Toolkit due to cost constraints; however, the Company may take action in the future, funding permitting to obtain a trademark for such term.  The Dimus Trace Toolkit is not a product or service, but just a proprietary set of written analysis techniques, questionnaires and processes to assist us and our clients in the engagement process.

We have not generated any revenues to date.  To date we have had only limited operations. We do not currently have any paying clients, nor have we ever had any paying clients.  We have however, previously consulted with a limited number of clients for free in return for such clients providing us references and in an effort to gain experience.  Additionally, we have had ongoing discussions with certain customer home builders, including Jimmy Jacobs Custom Homes, as described below, which have not generated any revenues, but which we believe have provided us much needed experience and word of mouth regarding our services.  As a result of the above, we have not had a sufficient opportunity to determine the feasibility and success of the results-oriented billing techniques of the Dimus Advantage.

We plan to focus on small to mid-sized companies in various industries and markets, including, but not limited to the construction industry (as described below) and our management believes that there are significant growth opportunities in mid-market companies whose day-to-day operations have not benefited from dedicated strategic, financial or operational support systems. We believe that these companies share many of the same problems found in Fortune 500 corporations, but may lack the human and capital resources needed to take advantage of the business-improving principles consulting can provide. Our business is targeted at these small to mid-sized companies that cannot afford traditional business consulting.

Target Market

We are focused primarily on small to mid-sized, privately-owned companies, somewhere in the yearly revenue range of $15 million to $50 million per year. Initially we will concentrate efforts in the Austin and San Antonio, Texas corridor. As the Company expands, we hope to open offices in the Dallas and Houston areas, funding and demand permitting, which will increase the number of potential clients we can offer our services to.  While we have initially focused our attention on companies in the construction industry, similar to the Customer (defined below), moving forward we hope to branch out various additional industries and markets.

We do not currently have any paying clients nor do we have any material agreements in place to provide services to any paying clients other than as provided below.  As described above, to date we have had only limited operations.

Three Tiered Approach to Business Consulting

The Company offers comprehensive business consulting services.  Upon entering into an engagement, the Company intends to work with a client company for up to five (5) years through a 3-tiered approach:

During the Tier 1 stage, which we believe will take place during the first year of any engagement, we plan to focus on short-term, profit-impacting operational improvements including cost and pricing analysis, immediate process improvement and other pressing issues affecting the client company.

During the Tier 2 stage, we plan to take a longer term strategic focus on top-line revenue growth and internal policies.  Tier 2 will likely occur during the second and third years of an engagement and consist of strategically analyzing the client’s markets, competitive landscape and internal policies to determine opportunities and threats facing the client company.

Lastly, during the Tier 3 stage, we plan to focus on substantially growing the client company’s business through vertical and horizontal integration opportunities, as well as through acquisitions of synergistic companies.

Operation Efficiencies

The Company plans to examine the client company’s operating environment to determine those areas that can be improved to reach optimal performance, quality and profit. We will attempt to improve the synergies created by a business’ employees. We will also attempt to dispose of poorly performing and loss-making product lines and/or business units; reduce overhead; eliminate duplicative administration; eliminate obsolete inventory; and elevate accountability.

Financial Management Services

The Company believes that financial management is the most important aspect of operating a small-to-medium sized business, as pursuant to our management’s experience, many small and medium-sized businesses are faced with cash management issues on a daily basis.  Making payroll, paying suppliers and purchasing new equipment all require cash expenditures that can weigh heavily on a business if its cash flow is not managed properly.  Several key aspects of proper financial management include:

•	Proper cash management for growing companies;
•	Activity-based cost accounting to properly match fixed overhead costs with the activities that create them ;
•	Performance assessment through financial analysis;
•	Capital structure optimization;

•	Lease vs. purchase decisions; and
•	Accurately determining the value of the business.

Performance Management Services

Performance management includes all the ways in which a business aligns its processes and its owners and employees toward the vision and goals of the company.  We will attempt to align employees’ goals and objectives to those of the client company.  We believe this can be accomplished by assigning individual goals and creating incentive-based compensation plans. Several key aspects of proper performance management analysis include:

•	Understanding the core competencies and strategies of the business;
•	Mapping current performance against this key purpose;
•	Determining cost, revenue, and other drivers toward the key purpose;
•	Designing a full featured goal, measurement, and review system that allows for performance management techniques to be implemented;

•	Designing a matching compensation system that fits both the company's cash-flow and cultural constraints; and
•	Rollout of the package, including gaining the trust and buy-in at all levels of the company.

Need for Government Approval

The Company does not believe that it is or will be subject to any material regulations or requirements from any existing or probable laws or government regulation as a result of its planned business operations.  Additionally, the Company plans to enter into mutual non-disclosure agreements with any actual or potential clients in an effort to protect both its own and its clients’ confidential intellectual property and trade secrets.  The Company has not entered into any non-disclosure agreements to date.

Patents, Trademarks and Intellectual Property

The Company does not currently have any patents, trademarks, licenses or other registered or documented intellectual property rights associated with its proprietary platform and applications. Moving forward, if funding permits, the Company may take action to apply for such protection; however in the meantime, the Company anticipates entering into non-disclosure agreements with each of its clients and potential clients in an effort to protect its intellectual property.  The Company does not currently have any plans to secure any patent, trademark or similar rights at this time, nor has it budgeted any funds for such rights at this time.

Competition

Within the current landscape of business and management consulting, there is a vast and diverse set of competitors and service providers. These companies range from the smallest one person firms, to large multinational companies that offer a diverse, broad, and more generic set of services. Depending on the focus and type of company, the competitive comparison to Dimus Partners varies. In the case of the smaller firm, the breadth and depth of the services provided are not, in the belief of management, comparable with those planned to be offered by the Company. With the larger firms, management believes that there is a lack of focus and interest in Dimus Partner’s target customer due to the apparent lack of resources available to fund high cost, relatively short-turnaround engagements.

We plan to focus on small to mid-sized companies and believe there are significant growth opportunities in mid-market companies whose day-to-day operations have not benefited from dedicated strategic, financial or operational support systems. In our management’s experience, these companies share many of the same problems found in Fortune 500 corporations, but lack the human and capital resources needed to take advantage of the business-improving principles consulting can provide. Our business is targeted at these small to mid-sized companies which we believe cannot afford traditional business consulting fees.

The Company has developed a contingent fee based billing methodology for business consulting which we call The Dimus Advantage (the Company has not obtained any trademarks for The Dimus Advantage due to cost constraints, however, the Company may take action in the future, funding permitting to obtain a trademark for such term).  The “Dimus Advantage” is the Company’s idea of only charging potential clients a success based fee instead of hourly billing rates.  By only charging a fee if our efforts successfully increase the client’s revenues, marketing and/or reduce their expenses, we believe that we will be able to share in the success of our potential clients over the long-term and that our services will be more affordable and attractive to our potential clients (as they will only pay us if they see a benefit from such services) than other traditionally priced consulting services.

Sales & Marketing

The overall positioning and branding strategy for Dimus Partners will be to establish us and our consultants as partners with our clients and to add real, quantifiable value to these clients before we see any financial gain.  Secondarily, we plan to build our brand around the idea of providing world-class consulting capabilities to those companies that traditionally cannot afford these services. We hope that our success fee-based model will not only aligns us to our client’s goals, but also will entice target customers who are reluctant to pay the high hourly rates charged by our competitors.  Finally, we plan to make sure our services, or more specifically, the ideas behind our services, are simple and easy to understand.

Promotion Strategy

Early on, in the growth stage of the Company, the most important promotional avenue will be customer referrals and word of mouth. Because we want to be seen and known as a “local” firm, it is important the local business owners provide very positive accounts of our engagements.  Initially our advertising and marketing campaign will consist of door-to-door solicitations and phone calls to various targeted business owners around the Austin-San Antonio area. We believe that some of these calls will lead to face-to-face meetings with the owners and managers of these businesses where we can either engage a new client or gain referrals to other potential clients identified by these businesses.

We plan on developing a promotional brochure that will explain our services and capabilities, along with our unique success fee-based approach that will be distributed by our future consultants during “sales calls”.  We also currently maintain a professional and informative web site at www.dimuspartners.com, which contains information we wish not to be incorporated by reference to this Prospectus.  Currently, the website provides information about our services, customer references, and many white paper scenario documents explaining how our capabilities can impact our target customers’ operations.

Material Agreements:

The Company entered into a preliminary agreement with Jimmy Jacobs Custom Homes (the “Customer”) on May 28, 2008.  Under this preliminary agreement the Company and the Customer agreed to discuss the entry into a future contractual agreement to provide certain business process expertise and time of the Company’s management for the development of financial software applications, which definitive agreement has not been finalized or entered into to date.  The Company agreed that if a definitive agreement was entered into, it would work with certain managerial leaders within the Customer for the purpose of building the Dimus Trace Application Suite – Home Builder Edition (“DTAS-HBE”).  The Company would provide the resulting software application free of charge with a twelve month free service agreement to the Customer.  In addition, the Customer would be given an option providing them with the right to buy a twenty percent (20%) stake in the marketing of the resulting product.  The option price would be set at twenty percent (20%) of associated business costs expected to bring the software to market.  Thus, the option would, assuming exercised, result in twenty percent (20%) of all related profits (revenues less any costs due to cost of good sold, operations, marketing, sales, or associates business costs of product).  The option grant was to be limited to the sales for the profit of the DTAS-HBE product, and the option grant would be open for a period of ninety (90) days after final delivery of product or last module to the Customer.   This commitment is currently still ongoing with limited activity to date.  The agreement with the Customer is an offshoot of the initial engagement and does not necessarily represent the type of engagements that the Company anticipates entering into moving forward.  The DTAS-HBE software is generic in nature and the Company believes that its application could be used by any home building company, however, the software currently being developed by the Company is specific to the engagement of the Company as set forth in the preliminary agreement with the Customer.  Notwithstanding the rights to the option described above, the Company owns the DTAS-HBE software and code and has no plans to sell the rights to such code or software (other than in connection with option, described above, which has not been formally documented to date).

The DTAS-HBE includes five modules, 1) sales, 2) bid, 3) schedule, 4) budget and 5) finance (the “Modules”), which together are planned to allow the Customer to monitor certain items related to the work and build out schedule and costs of a given home site or project, versus other similar construction projects, which in turn will help the Customer more accurately bid on future projects and manage costs.

The proposed Modules are described in greater detail below:

•
Schedule: Is anticipated to monitor each active project in real-time and use data provided by the Customer to predict outcomes.  It is planned do this by gathering at-the-moment input from the “field” to determine accurate projects status and estimates.  It is anticipated to learn and leverage past behaviors and biases of project teams and managers, enabling more accurate predictions relating to project scheduling.

•
Budget: Planned to look for cost overruns, unforeseen correlations and predict future balances to help manage costs.  It will do this by searching past budgets and learning line-by-line correlations and relationships that otherwise go unnoticed.  It is planned to provide insights into “principle” components that, per organizational tendencies and patterns, lead to consistent, repeated overruns.

•
Bid:  Is anticipated to learn and predict from past proposal variables and outcomes based on past history, relationships and outcomes.  It is also planned to learn behaviors and biases of sales force, customers and proposal teams to allow more accurate bidding.

•
Sales:  Planned to deliver clarity around sales force efficiency.  It is anticipated that this will be done by characterizing relationships and outcomes by learning behaviors and biases of the sales force for more accurate forecasting.

•
Financial:  Is planned to pull all of the other modules together to predict future cash flows.  Specific to home building we hope this will allow a home builder to save interest in loans by helping to determine 6-12 months into the future the likelihood of the requirement for internal versus external financing.

The Company also has a verbal agreement with a consultant whereby the Company has agreed to pay the consultant 25% of its future profits (revenues less any costs of goods sold, operational expenses, marketing expenses, sales expenses or associated expenses associated with such revenues) which are generated by the consultant in consideration for such consultant’s services.

The Company is not currently subject to any other customer agreements or understandings.

Recent Events

On November 2, 2010, we entered into a Revolving Line of Credit Agreement with our President and Director, James Patton (the “Line of Credit”).  Pursuant to the Line of Credit, Mr. Patton agreed to loan us up to $50,000 as requested by the Company from time to time (on a revolving basis)(each an “Advance”) until December 31, 2011, pursuant to the terms of the Line of Credit.  Any amounts borrowed under the Line of Credit will be evidenced by a separate promissory note (each a “Note”) and bear interest at the rate of 10% per annum, provided that if an event of default occurs (as provided in the Line of Credit or the Note), such outstanding amount bears interest at the rate of 15% per annum until paid in full.  Interest payments are due on a monthly basis, for all Advances, beginning on January 31, 2011.  The maturity date of each Note will be December 31, 2011, unless otherwise agreed by the parties.  All Advances are secured by a Security Agreement entered into by the Company in favor of Mr. Patton, which provides for Mr. Patton to have a security interest over substantially all of the Company’s assets and accounts. The Company has not borrowed any funds under the Line of Credit as of the date of this filing.

Employees

We currently employ two (2) full-time employees, Mr. Patton and Mr. Pettus, our Directors and one part-time employee who serves as a programmer.  Additionally, we currently have one contract employee who works exclusively on a project for Custom Home Builders.  None of our employees are covered by a collective bargaining agreement.

Description of Property

We are currently provided the use of a limited amount of office space and mail forwarding services by Foster Malish Blair & Cowan, LLP (“FMBC”), a law firm located in Austin Texas, free of charge. We do not have a written agreement with FMBC, however, neither we nor FMBC have any current intention to change the terms or conditions of the use of such office space, and we do not anticipate changing such office space until we generate revenues sufficient to support an alternative office space arrangement.

Intellectual Property

The Company does not have any patents, trademarks, licenses, or franchises.  We do however maintain a website, as discussed above under “Promotional Strategy.”

Blank Check Company Issues

Rule 419 of the Securities Act of 1933, as amended (the “Act”) governs offerings by “blank check companies.”  Rule 419 defines a “blank check company” as a development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person; and issuing “penny stock,” as defined in Rule 3a51-1 under the Securities Exchange Act of 1934.

Our management believes that the Company does not meet the definition of a “blank check company,” because, while we are in the development stage, we do have a specific business plan and purpose as described above, and our current purpose is not to engage in a merger or acquisition, and as such, we should not therefore be characterized as a “blank check company.”

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our financial statements.

Overview:

The Company’s focus is on one objective – improving the bottom-line profits of our future client companies.  As stated above, our compensation structure anticipates us only receiving payment if we are successful in increasing such client’s profits, and we believe that this success base approach will create a partnership between the Company and its future client companies.  Further, given the Company’s target market of companies with revenues from $15,000,000 to $50,000,000, we believe that consulting fees can be a burden that keeps many small to medium sized business from engaging consultants offering services similar to the Company’s, which include, but are not limited to operations, performance management and cost accounting.  The obvious drawback to success fee contracts is successful implementation of our proposed efficiencies.  In consideration of this shortcoming, we plan to implement minimum standards and payments that are negotiated separately for each contract.

Through the years of business experience of the Company’s two Directors have built a strong network of business relationships throughout the State of Texas.  As such, the Company’s sales efforts will initially be concentrated in Central Texas, Dallas and Houston, Texas.  Our first priority has been to complete the Project for the Customer prior to accepting additional consulting clients.  The risk of this approach is delaying initial interests where the opportunity passes and/or is serviced by a separate consulting company or persons.

Plan of Operations:

Moving forward over the course of the next 24 months, the Company anticipates continuing to work on a software product (the “Project”, also called DTAS-HBE) that was conceived through discussions with the Customer (as defined above).  The solution, without software, would have been too capital intensive for the Customer to implement. The planned Project involves many components of the home construction industry and provides an output of information that is interrelated including: budgeting; scheduling; bidding; and overhead to predict financial outcomes with more certainty, based on hundreds of variables at the start of a job.  The Company anticipates that with its current level of funding (i.e., the proceeds available from the Line of Credit), the initial design will be available in limited form at the end of April 2012.  The Company does not plan on hiring any additional employees or contractors in the near term.  The Company anticipates relying on the Line of Credit (defined below) for the working capital required to complete the initial design of the Project.   By the end of July 2012, the Company hopes to have implemented three of the five Modules needed for completion of the Project (the Scheduling, Budgeting and Bidding Modules, as described in greater detail above).  The Company hopes to have the final two Modules (the Sales and Financial Modules) completed by September 2012, and hopes to be fully operational at the end of 2012.

The Company plans to begin marketing the Company’s services to home construction builders (which is only one segment of customers the Company is planning to focus on) by February 2012.  The Company anticipates that such marketing efforts will cost approximately $10,000, which the Company anticipates paying from proceeds borrowed under the Line of Credit or through the sale of debt or equity securities assuming the Company’s registration statement, of which this Prospectus is a part is declared effective with the SEC.

As described above, by July 2012, the Company hopes to have implemented three of the five Modules related to the Project as described above, and to have entered into additional agreements with other construction home builders.  The Company anticipates such activities will cost approximately $15,000, which the Company anticipates paying from proceeds borrowed under the Line of Credit or through the sale of debt or equity securities assuming the Company’s registration statement, of which this Prospectus is a part is declared effective with the SEC.   In the event sufficient funds are not available under the Line of Credit to complete the first three Modules, the Company will postpone such completion until such time as it is able to raise additional funding and/or may seek out traditional bank funding.

As described above, by September 2012, the Company hopes to have completed the final two Modules of the Project, which the Company anticipates will cost an additional approximately $15,000, which the Company anticipates paying from proceeds borrowed under the Line of Credit or through the sale of debt or equity securities assuming the Company’s registration statement, of which this Prospectus is a part is declared effective with the SEC. In the event sufficient funds are not available under the Line of Credit to complete the final Modules, the Company will postpone such completion until such time as it is able to raise additional funding and/or may seek out traditional bank funding.

The above plan of operations represents the Company’s planned timing and estimated costs of completing the Project, based solely on amounts available to be borrowed by the Company under the Line of Credit.  In the event the Company is able to raise additional funding other than the Line of Credit subsequent to the effectiveness of the Company’s Registration Statement filing, the Company believes that it will be able to decrease the estimated timing of the completion of such Project substantially, and could complete the Project in approximately one (1) year if it was able to raise approximately $100,000 to $150,000 of additional capital solely for the completion of such Project. However, the Company does not currently have any sources of funding other than the Line of Credit, and funds available for future operations or expenses may not be available on favorable terms, if at all.

COMPARISON OF OPERATING RESULTS

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED JULY 31, 2010, COMPARED TO THE THREE MONTHS ENDED JULY 31, 2009

The Company is in the development stage, did not generate any revenues for the three months ended July 31, 2010 or 2009, and has not generated any revenues to date.

We had operating expenses of $5,287, consisting of general and administrative expenses of $4,735 and depreciation expense of $552 for the three months ended July 31, 2010, compared to operating expenses of $1,117 consisting of general and administrative expenses of $565 and depreciation expense of $552 for the three months ended July 31, 2009, an increase in operating expenses of $4,170 from the prior period, which increase was due to the $4,170 increase in general and administrative expenses for the three months ended July 31, 2010, compared to the prior period.  The main reason for the increase in expenses was mainly due to the fact that the Company incurred certain one-time legal and accounting expenses associated with the preparation and filing of its Form S-1 Registration Statement with the Securities and Exchange Commission during the three months ended July 31, 2010, which expenses were not represented during the three months ended July 31, 2009.

We had interest expense of $21 for the three months ended July 31, 2010, compared to $6 for the three months ended July 31, 2009. Interest expense represented amounts due on the Company’s American Express Credit Card.

We had a net loss of $5,308 for the three months ended July 31, 2010, compared to a net loss of $1,123 for the three months ended July 31, 2009, an increase in net loss of $4,185 from the prior period.

RESULTS OF OPERATIONS FOR THE YEAR ENDED APRIL 30, 2010, COMPARED TO THE YEAR ENDED APRIL 30, 2009

The Company is in the development stage, did not generate any revenues for the year ended April 30, 2010 or 2009, and has not generated any revenues to date.

We had operating expenses of $29,235 for the year ended April 30, 2010, which consisted of general and administrative expenses of $27,024 and depreciation expenses of $2,211, compared to operating expenses of $27,393 for the year ended April 30, 2009, consisting of general and administrative expenses of $25,450 and depreciation expenses of $1,943, an increase in operating expenses of $1,842 from the prior period. Operating expenses for the year ended April 30, 2010 were mainly due to legal and accounting expenses incurred in connection with the preparation and filing of the Company’s Form S-1 Registration Statement with the Securities and Exchange Commission, where as operating expenses for the year ended April 30, 2009 were mainly due to legal and accounting expenses incurred in connection with the with the preparation of the Company’s private placement offering.

We had interest expense of $11 for the year ended April 30, 2010, compared to interest expense of $105 for the year ended April 30, 2009. Interest expense represented amounts due on the Company’s American Express Credit Card.

We had a net loss of $29,246 for the year ended April 30, 2010, compared to a net loss of $27,498 for the year ended April 30, 2009, an increase in net loss of $1,748 from the prior period.

LIQUIDITY AND CAPITAL RESOURCES

We had total assets of $2,237 as of July 31, 2010, consisting of total current assets of $311, solely consisting of cash, and total non-current assets, consisting of property and equipment, net, of $1,926.

We had total liabilities, consisting solely of total current liabilities of $56,995 as of July 31, 2010, which liabilities included $23,491 of accounts payable and accrued expenses and $33,504 of advances from related party, which included $18,219 advanced by James Patton, our Chief Executive Officer and Director and $15,285 advanced by Nathan Pettus, our Director.  The advances are non-interest bearing, unsecured and are due upon demand.

We had a working capital deficit of $56,684 and a deficit accumulated during the development stage of $80,858 as of July 31, 2010.

We had $2,232 of net cash used in operating activities for the three months ended July 31, 2010, which included $5,308 of net loss offset by $2,524 of accounts payable and $552 of depreciation.

From July 2008 through July 2009, in connection with a private placement offering, the Company sold an aggregate of 166,649 shares of common stock to 35 investors for aggregate consideration of $25,000.

On November 2, 2010, we entered into a Revolving Line of Credit Agreement with our President and Director, James Patton (the “Line of Credit”).  Pursuant to the Line of Credit, Mr. Patton agreed to loan us up to $50,000 as requested by the Company from time to time (on a revolving basis)(each an “Advance”) until December 31, 2011, pursuant to the terms of the Line of Credit.  Any amounts borrowed under the Line of Credit will be evidenced by a separate promissory note (each a “Note”) and bear interest at the rate of 10% per annum, provided that if an event of default occurs (as provided in the Line of Credit or the Note), such outstanding amount bears interest at the rate of 15% per annum until paid in full.  Interest payments are due on a monthly basis, for all Advances, beginning on January 31, 2011.  The maturity date of each Note will be December 31, 2011, unless otherwise agreed by the parties.  All Advances are secured by a Security Agreement entered into by the Company in favor of Mr. Patton, which provides for Mr. Patton to have a security interest over substantially all of the Company’s assets and accounts.  The Company has not borrowed any funds under the Line of Credit as of the date of this filing.

The Company estimates the need for approximately $500,000 of additional funding during the next 12 months to expand its operations as planned; however, the Company believes it can continue its operations, without expanding with approximately $50,000 to $100,000 of additional funding, which the Company anticipates receiving as a result of the Line of Credit (defined below) and such other funding as we may be able to raise in the future, which additional funding may not be able to be raised on favorable terms, if at all.  We believe we can continue our operations for approximately the next twelve (12) months if no additional financing is raised with funds borrowed under the Line of Credit, and providing that we continue our operations as they are currently conducted, on a limited basis, without expanding or incurring any additional expenses. If we are unable to raise adequate working capital for fiscal 2011 other than the Line of Credit, we will be restricted in the implementation of our business plan.  If we are unable to raise additional capital after the approximately twelve (12) months that we currently believe we will be able to continue our business operations with funds borrowed under the Line of Credit, and if no additional funding is raised, we will be forced to scale back and curtail our operations, reduce our number of employees and future planned business expenditures.

Assuming that our registration statement of which this Prospectus is a part is declared effective by the Commission, we plan to seek out additional debt and/or equity financing; however, we do not currently have any specific plans to raise such additional financing at this time.  We believe that by becoming a reporting company and becoming subject to the filing requirements of Section 15(d) of the Securities Exchange Act of 1934, as amended, as well as by engaging a market maker to quote our common stock on the OTCBB (as is our current plan) we will be able to make an investment in the Company more attractive to potential investors, which will help facilitate our ability to raise capital.  However, we also anticipate that becoming a reporting company will cause us to expend additional resources and capital on drafting, preparing and filing periodic and current reports with the Commission, which additional expenses we anticipate totaling approximately $25,000 to $75,000 per year, which we plan to initially pay with proceeds borrowed under the Line of Credit and through the sale of debt or equity securities subsequent to our Registration Statement being declared effective by the Commission. The sale of additional equity securities, if undertaken by the Company and if accomplished, may result in dilution to our shareholders. We cannot assure you, however, that future financing will be available in amounts or on terms acceptable to us, or at all.

Critical Accounting Policies:

Consolidated Financial Statements

The accompanying consolidated financial statements include all the accounts of the Company and its wholly-owned subsidiary, DPLLC. All intercompany amounts have been eliminated.

Development Stage Policy

We are a development stage company with limited experience in the consulting business.  We have earned no revenues since our formation, have no current clients and have an accumulated deficit during the development stage of $80,858 as of July 31, 2010 and $75,550 as of April 30, 2010.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet.  Actual results could differ from those estimates.

Basic Loss Per Share

Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation, and depreciation and amortization are computed over the useful life of the asset on a straight-line basis.  Maintenance and repairs are charged to operations as incurred; major renewals and betterments are capitalized.  When items of property and equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and gain or loss is included in the results of operations.  The estimated useful lives of the assets by major categories are as follows:

Computer equipment	3 years

Impairment of Long-Lived Assets

Long-lived assets held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in the normal course of business.  When required, impairment losses on assets to be held and used are recognized based on the excess of the asset’s carrying amount and fair value of the asset.  Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Income Taxes

The Company has adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740, “Income Taxes”. This standard requires the use of an asset and liability approach for financial accounting, and reporting on income taxes. If it is more likely then not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

The asset and liability approach is used to account for income taxes by recognizing deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities.  The Company records a valuation allowance to reduce any deferred tax assets to the amount that is more likely than not to be realized.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Recent Accounting Pronouncements

During the year ended April 30, 2010 and subsequently, the Financial Accounting Standards Board (“FASB”) has issued a number of financial accounting standards, none of which did or are expected to have a material impact on the Company’s results of operations, financial position, or cash flows, with exception of:

In April 2009, the FASB issued an update to Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures, to provide additional guidance on estimating fair value when the volume and level of transaction activity for an asset or liability have significantly decreased in relation to normal market activity for the asset or liability. Additional disclosures are required regarding fair value in interim and annual reports. These provisions are effective for interim and annual periods ending after June 15, 2009.  The adoption of this guidance did not have a material impact on our financial condition, results of operations or cash flows.

In May 2009, the FASB issued ASC 855, Subsequent Events. This statement provides guidance to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. This statement is effective for interim or fiscal periods ending after June 15, 2009, and is applied prospectively. The adoption of this guidance did not have a material impact on our  financial condition, results of operations or cash flows.

In June 2009, the FASB issued updates to ASC 105, General Accepted Accounting Principles. ASC 105 established the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. ASC 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of this guidance did not have a material impact on our financial condition, results of operations or cash flows.

CERTAIN RELATIONSHIPS AND
RELATED TRANSACTIONS

In April 2008, the Company issued 2,000,000 post Forward Split shares of its common stock to James Pacey in consideration for services rendered, which shares were valued at $2,000 or the par value of the Company’s common stock $0.001 per share.

On April 29, 2008, the Company entered into an Exchange Agreement with DPLLC, whereby the then members of DPLLC, Nathan Pettus and James Patton, our current Directors, exchanged 100% of the outstanding membership interests of DPLLC for 2,000,000 post Forward Split shares, 1,000,000 shares each to Mr. Pettus and Mr. Patton, of the common stock of the Company, which shares were valued at $2,000 or the par value of the Company’s common stock $0.001 per share.  Upon completion of the Exchange Agreement, DPLLC became a wholly-owned subsidiary of the Company.

Effective October 2008, in connection with the Company’s entry into an Engagement Agreement with The Loev Law Firm, PC, the Company’s attorney, the Company agreed to issue David M. Loev 200,000 post Forward Split shares of the Company’s common stock, which shares were valued at $200 or the par value of the Company’s common stock $0.001 per share.

The Company has periodically received cash advances from the Company’s Directors, James Patton and Nathan Pettus.  As of July 31, 2010, $33,504 was outstanding which included $18,219 advanced by James Patton, our Chief Executive Officer and Director and $15,285 advanced by Nathan Pettus, our Director.   The advances are non-interest bearing, unsecured and are due upon demand.

On November 2, 2010, we entered into a Revolving Line of Credit Agreement with our President and Director, James Patton (the “Line of Credit”).  Pursuant to the Line of Credit, Mr. Patton agreed to loan us up to $50,000 as requested by the Company from time to time (on a revolving basis)(each an “Advance”) until December 31, 2011, pursuant to the terms of the Line of Credit.  Any amounts borrowed under the Line of Credit will be evidenced by a separate promissory note (each a “Note”) and bear interest at the rate of 10% per annum, provided that if an event of default occurs (as provided in the Line of Credit or the Note), such outstanding amount bears interest at the rate of 15% per annum until paid in full.  Interest payments are due on a monthly basis, for all Advances, beginning on January 31, 2011.  The maturity date of each Note will be December 31, 2011, unless otherwise agreed by the parties.  All Advances are secured by a Security Agreement entered into by the Company in favor of Mr. Patton, which provides for Mr. Patton to have a security interest over substantially all of the Company’s assets and accounts.  The Company has not borrowed any funds under the Line of Credit as of the date of this filing.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officers, Directors and significant stockholders.  However, all of the transactions described above were approved and ratified by Directors.  In connection with the approval of the transactions described above, our Directors, took into account several factors, including their fiduciary duties to the Company; the relationships of the related parties described above to the Company; the material facts underlying each transaction; the anticipated benefits to the Company and related costs associated with such benefits; whether comparable products or services were available; and the terms the Company could receive from an unrelated third party.

We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional Directors, so that such transactions will be subject to the review, approval or ratification of our Board of Directors, or an appropriate committee thereof.   On a moving forward basis, our Directors will continue to approve any related party transaction based on the criteria set forth above.

CORPORATE GOVERNANCE

The Company promotes accountability for adherence to honest and ethical conduct; endeavors to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company; and strives to be compliant with applicable governmental laws, rules and regulations. The Company has not formally adopted a written code of business conduct and ethics that governs the Company’s employees, officers and Directors as the Company is not required to do so.

In lieu of an Audit Committee, the Company’s Board of Directors is responsible for reviewing and making recommendations concerning the selection of outside auditors, reviewing the scope, results and effectiveness of the annual audit of the Company's financial statements and other services provided by the Company’s independent public accountants. The Board of Directors reviews the Company's internal accounting controls, practices and policies.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DESCRIPTION OF CAPITAL STOCK

We have authorized capital stock consisting of 100,000,000 shares of common stock, $0.001 par value per share (“Common Stock”) and 10,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”).

Common Stock

The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine.  Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders.  There is no cumulative voting of the election of directors then standing for election.  The Common Stock is not entitled to pre-emptive rights and is not subject to conversion or redemption.  Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors.  Each outstanding share of Common Stock is, and all shares of Common Stock to be outstanding upon completion of this Offering will upon payment therefore be, duly and validly issued, fully paid and non-assessable.

Preferred Stock

Shares of Preferred Stock may be issued from time to time in one or more series, each of which shall have such distinctive designation or title as shall be determined by our Board of Directors (“Board of Directors”) prior to the issuance of any shares thereof.  Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof.   The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of our capital stock entitled to vote generally in the election of the directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to the terms of any series of Preferred Stock.

Options, Warrants and Convertible Securities

We have no options, warrants or other convertible securities outstanding.

SHARES AVAILABLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock could adversely affect market prices prevailing from time to time, and could impair our ability to raise capital through the sale of equity securities.

Upon the date of this Prospectus, there are 4,366,649 shares of common stock issued and outstanding. Upon the effectiveness of this Registration Statement, 166,649 shares of common stock to be resold pursuant to this Prospectus will be eligible for immediate resale in the public market if and when any market for the common stock develops.  The remaining 4,200,000 shares of our currently issued and outstanding common stock which are not being registered pursuant to this Registration Statement will constitute “restricted securities” as that term is defined by Rule 144 of the Act and bear appropriate legends, restricting transferability.  The Company may also raise capital in the future by issued issuing additional restricted shares to investors.

Restricted securities may not be sold except pursuant to an effective registration statement filed by us or an applicable exemption from registration, including an exemption under Rule 144 promulgated under the Act.

Pursuant to Rule 144 of the Securities Act of 1933, as amended (“Rule 144”), a “shell company” is defined as a company that has no or nominal operations; and, either no or nominal assets; assets consisting solely of cash and cash equivalents; or assets consisting of any amount of cash and cash equivalents and nominal other assets.  As such, we are a “shell company” pursuant to Rule 144, and as such, sales of our securities pursuant to Rule 144 are not able to be made until 1) we have ceased to be a “shell company; 2) we are subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and have filed all of our required periodic reports for the previous one year period prior to any sale; and a period of at least twelve months has elapsed from the date “Form 10 information” (i.e., information and disclosures similar to that which is required to be filed in a Form 10 Registration Statement) has been filed with the Commission reflecting the Company’s status as a non-“shell company.”  Because none of our securities can be sold pursuant to Rule 144, until at least a year after we cease to be a “shell company”, any non-registered securities we issue will have no liquidity and will in fact be ineligible to be resold until and unless such securities are registered with the Commission and/or until a year after we cease to be a “shell company” and have complied with the other requirements of Rule 144, as described above.

Assuming we cease to be a “shell company” and at least a year has passed since we filed “Form 10 information” with the Commission and we otherwise meet the requirements of Rule 144, of which there can be no assurance, and assuming we remain a non-reporting company, under Rule 144 a person (or persons whose shares are aggregated) who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of “restricted securities” under Rule 144 under the Securities Act that were purchased from us (or any affiliate) at least one year previously, would be entitled to sell such shares under Rule 144 without restrictions.  A person who may be deemed our affiliate, who owns shares that were purchased from us (or any affiliate) at least one year previously, is entitled to sell within any three-month period a number of shares that does not exceed 1% of the then outstanding common stock.  Sales by affiliates are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

If the Company should cease to be a “shell company” and should become a “reporting company,” the conditions applicable to the resale of securities under Rule 144 are different.  If we become a reporting company, a person (or persons whose shares are aggregated) who owns shares that were purchased from us (or any affiliate) at least six months previously,  would be entitled to sell such shares without restrictions other than the availability of current public information about us.  A person who may be deemed our affiliate, who owns shares that were purchased from us (or any affiliate) at least six months previously would be entitled to sell his shares if he complies with the volume limitations, manner of sale provisions, public information requirements and notice requirements discussed above.  A person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns restricted securities that were purchased from us (or any affiliate) at least one year previously, would be entitled to sell such shares under Rule 144 without restrictions.

PLAN OF DISTRIBUTION AND SELLING STOCKHOLDERS

This Prospectus relates to the resale of 166,649 shares of common stock by the selling stockholders (which includes the stockholders listed below and their transferees, pledgees, donees and successors). The table below sets forth information with respect to the resale of shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of common stock by the selling stockholders for shares currently outstanding. Except as described in footnotes below, none of the selling stockholders have had a material relationship with us since our inception. Additionally, no selling shareholders are registered broker-dealers or affiliates of broker-dealers.

Selling Stockholders:

Shareholder		Date Shares Acquired (1)	Common Stock Beneficially Owned Before Resale	Amount Offered	Shares Beneficially Owned After Resale (2)
Aaron Pettus	(A)	December 2008	3,333	3,333	-
Andrew Vasquez		December 2008	1,666	1,666	-
Christopher K Poehl		December 2008	1,666	1,666	-
Cosmo A. Palmieri		July 2009	1,666	1,666	-
Daniel Robson		May 2009	13,333	13,333	-
David Cho		December 2008	1,666	1,666	-
Donald L. Busby Trust		June 2009	1,666	1,666	-
Donald Maler		December 2008	1,666	1,666	-
Eduardo Munoz		December 2008	1,666	1,666	-
Eric Alan Shephard		December 2008	3,333	3,333	-
Erik Solis	(B)	July 2009	1,666	1,666	-
James David Chapman		December 2008	3,333	3,333	-
James Roy Richie		January 2009	1,666	1,666	-

James Smetzer		December 2008	10,000	10,000	-
Janelle Nelson	(C)	December 2008	13,333	13,333	-
Joesph Williamson		December 2008	3,333	3,333	-
John A Lilly		December 2008	3,333	3,333	-
Kathleen Gelacio		December 2008	1,666	1,666	-
L. Michael Davis		December 2008	3,333	3,333	-
Luis Garcia		June 2009	13,333	13,333	-
Marco Leal		December 2008	3,333	3,333	-
Mathew Mena		December 2008	1,666	1,666	-
Melinda Soto		December 2008	1,666	1,666	-
Michael E. Hale		November 2008	13,333	13,333	-
Michael S. Hale		December 2008	13,333	13,333	-
Peter Wainscott		December 2008	1,666	1,666	-
Scott V. Gooch		June 2009	1,666	1,666	-
Sharon January	(D)	December 2008	13,333	13,333	-
Sidney Scott Oster		December 2008	3,333	3,333	-
Terrence Montgomery		December 2008	13,333	13,333	-
Todd Wallace		June 2009	1,666	1,666	-
Vicki L. Buch		December 2008	1,666	1,666	-
Victoria Cannon		June 2009	1,666	1,666	-
Wesley Youngblood		May 2009	1,666	1,666	-
William Pettus	(E)	May 2009	6,666	6,666	-
		Totals	166,649	166,649

(A) Brother of Nathan Pettus, our Director.

(B) James Patton’s wife’s brother-in-law.

(C) Aunt of James Patton, our Chief Executive Officer and Director.

(D) Mother of James Patton, our Chief Executive Officer and Director.

(E) Father of Nathan Pettus, our Director.

(1) All shares were purchased from the Company at $0.15 per share pursuant to Private Placements pursuant to an exemption from registration provided by Rule 506 of Regulation D.

(2) Assuming the sale of all shares registered herein.

Upon the effectiveness of this Registration Statement, the 4,200,000 outstanding shares of common stock not registered herein will be subject to the resale provisions of Rule 144. The 166,649 remaining shares offered by the selling stockholders pursuant to this Prospectus may be sold by one or more of the following methods, without limitation:

o	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

o	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o	an exchange distribution in accordance with the rules of the applicable exchange;

o	privately-negotiated transactions;

o	broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;

o	a combination of any such methods of sale; and

o	any other method permitted pursuant to applicable law.

The Selling Security Holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

We currently lack a public market for our common stock. Selling shareholders will sell at a price of $0.15 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

The offering price of the shares has been arbitrarily determined by us based on estimates of the price that purchasers of speculative securities, such as the shares offered herein, will be willing to pay considering the nature and capital structure of our Company, the experience of the officers and Directors, and the market conditions for the sale of equity securities in similar companies. The offering price of the shares bears no relationship to the assets, earnings or book value of our Company, or any other objective standard of value. We believe that only a small number of shares, if any, will be sold by the selling shareholders, prior to the time our common stock is quoted on the OTC Bulletin Board, at which time the selling shareholders will sell their shares based on the market price of such shares. The Company is not selling any shares pursuant to this Registration Statement and is only registering the re-sale of securities previously purchased from us.

The Selling Security Holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Security Holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

We have advised the Selling Security Holders that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the Selling Security Holders. Additionally, there are restrictions on market-making activities by persons engaged in the distribution of the shares. The Selling Security Holders have agreed that neither them nor their agents will bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this Prospectus.

Accordingly, the Selling Security Holders are not permitted to cover short sales by purchasing shares while the distribution is taking place. We will advise the Selling Security Holders that if a particular offer of common stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying Registration Statement must be filed with the Securities and Exchange Commission.

Broker-dealers engaged by the Selling Security Holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. It is not expected that these commissions and discounts will exceed what is customary in the types of transactions involved.

The Selling Security Holders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. Therefore, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

MARKET FOR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

No established public trading market exists for our common stock and the Company’s common stock has never been quoted on any market or exchange.  Except for this offering, there is no common stock that is being, or has been proposed to be, publicly offered. As of November 5, 2010, there were 4,366,649 shares of common stock outstanding, held by 39 shareholders of record.

ADDITIONAL INFORMATION

Our fiscal year ends on April 30. We plan to furnish our shareholders annual reports containing audited financial statements and other appropriate reports, where applicable. In addition, the effectiveness of the Registration Statement of which this Prospectus is a part will trigger the Company’s obligation to file current and periodic reports with the Commission under Section 15(d) of the Securities Act of 1934, as amended. You may read and copy any reports, statements, or other information we file at the SEC's public reference room at 100 F. Street, N.E., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

LEGAL MATTERS

Certain legal matters with respect to the issuance of shares of common stock offered hereby will be passed upon by The Loev Law Firm, PC, Bellaire, Texas.  David M. Loev, the manager of The Loev Law Firm, PC, beneficially owns 200,000 shares of our common stock.

FINANCIAL STATEMENTS

The Financial Statements included below are stated in U.S. dollars and are prepared in accordance with U.S. Generally Accepted Accounting Principles. The following financial statements pertaining to Dimus Partners, Inc. are filed as part of this Prospectus.

Table of Contents to Consolidated Financial Statements

Unaudited Financial Statements:	Page

Consolidated Balance Sheets as of July 31, 2010 (Unaudited) and April 30, 2010
F-2
Consolidated Statements of Operations for the Three Months Ended July 31, 2010 and 2009 and the Period From May 24, 2007 (Inception) Through July 31, 2010 (Unaudited)	F-3

Consolidated Statements of Cash Flows for the Three Months Ended July 31, 2010 and 2009 and the Period From May 24, 2007 (Inception) Through July 31, 2010 (Unaudited)	F-4

N Notes to Consolidated Financial Statements (Unaudited)	F-5

Audited Financial Statements

Report of Independent Registered Public Accounting Firm	F-7

Consolidated Balance Sheets as of April 30, 2010 and 2009	F-8

Consolidated Statements of Operations for the Years Ended April 30, 2010 and 2009 and the Period From May 24, 2007 (Inception) Through April 30, 2010	F-9

Consolidated Statements of Stockholders’ Deficit for the Years Ended April 30, 2010 and 2009 and the Period From May 24, 2007 (Inception) Through April 30, 2010	F-10

Consolidated Statements of Cash Flows for the Years Ended April 30, 2010 and 2009 and the Period From May 24, 2007 (Inception) Through April 30, 2010	F-11

Notes to Consolidated Financial Statements	F-12

DIMUS PARTNERS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS

	July 31	April 30,
	2010	2010
ASSETS	(Unaudited)
Current assets
Cash	$311	$2,543

Total current assets	311	2,543

Property and equipment, net	1,926	2,478

Total assets	$2,237	$5,021
LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable and accrued expenses	$23,491	$20,967
Advances from related parties	33,504	33,504

Total current liabilities	56,995	54,471

Total liabilities	56,995	54,471

Commitments and Contingencies

STOCKHOLDERS' DEFICIT
Preferred stock, $.001 par value, 10,000,000 shares authorized,
0 shares issued and outstanding	-	-
Common stock, $.001 par value, 100,000,000 shares authorized,
4,366,649 shares issued and outstanding at
July 31 and April 30, 2010, respectively	4,367	4,367
Additional paid in capital	21,733	21,733
Deficit accumulated during the development stage	(80,858)	(75,550)
Total stockholders’ deficit	(54,758)	(49,450)

Total liabilities and stockholders’ deficit	$2,237	$5,021

See accompanying notes to consolidated financial statements.

DIMUS PARTNERS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED JULY 31, 2010 AND 2009 AND PERIOD
FROM MAY 24, 2007 (INCEPTION) THROUGH JULY 31, 2010
(Unaudited)
			Inception
	Three Months Ended		Through
	July 31,		July 31,
	2010	2009	2010

Operating expenses
General and administrative	$4,735	$565	$75,972
Depreciation	552	552	4,705

Loss from Operations	(5,287)	(1,117)	(80,677)

Interest expenses	(21)	(6)	(181)

Net loss	$(5,308)	$(1,123)	$(80,858)

Net loss per share:
Basic and diluted	$(0.00)	$(0.00)

Weighted average shares outstanding:
Basic and diluted	4,366,649	4,351,779

See accompanying notes to consolidated financial statements.

DIMUS PARTNERS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED JULY 31, 2010 AND 2009 AND PERIOD
FROM MAY 24, 2007 (INCEPTION) THROUGH JULY 31, 2010
(Unaudited)
			Inception
	Three Months Ended		Through
	July 31,		July 31,
	2010	2009	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,308)	$(1,123)	$(80,858)
Adjustment to reconcile net loss to net
cash used in operating activities
Depreciation	552	552	4,705
Common shares issued for services	-	-	1,100
Changes in:
Accounts payable	2,524	(9,614)	23,491
NET CASH USED IN OPERATING ACTIVITIES	(2,232)	(10,185)	(51,562)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	-	-	(6,631)
NET CASH USED IN INVESTING ACTIVITIES	-	-	(6,631)

CASH FLOWS FROM FINANCING ACTIVITIES:
Common shares issued for cash	-	11,750	25,000
Advances from related parties	-	130	33,504
NET CASH PROVIDED BY FINANCING ACTIVITIES	-	11,880	58,504

NET INCREASE (DECREASE) IN CASH	(2,232)	1,695	311
Cash, beginning of period	2,543	13,819	-
Cash, end of period	$311	$15,514	$311

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$21	$6	$181
Income taxes paid	$-	$-	$-

See accompanying notes to consolidated financial statements.

DIMUS PARTNERS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JULY 31, 2010
(UNAUDITED)

NOTE 1 – BASIS OF PRESENTATION

The accompanying unaudited interim consolidated financial statements of Dimus Partners, Inc. (“Dimus” or the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information, and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, we have condensed or omitted certain information and footnote disclosures that are included in our annual financial statements. These statements should be read in conjunction with the April 30, 2010 audited financial statements and notes thereto.

In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein.  The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.

NOTE 2 – RELATED PARTY TRANSACTIONS

The Company has periodically has received cash advances from the Company’s directors.  As of July 31, 2010 and April 30, 2010, $33,504 was outstanding.  The advances are non-interest bearing, unsecured and are due upon demand.

NOTE 3 – GOING CONCERN

There are no assurances that the Company will be able to either (1) achieve a level of revenues adequate to generate sufficient cash flow from operations; or (2) obtain additional financing through either private placement, public offerings and/or bank financing necessary to support the Company’s working capital requirements.  To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient to support the Company’s working capital requirements, the Company will have to raise additional working capital from additional financing.  No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to the Company.  If adequate working capital is not available, the Company may not renew or continue its operations.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4 – COMMITMENTS

The Company entered into a preliminary agreement with Jimmy Jacobs Custom Homes (the “Customer”) on May 28, 2008.  Under this preliminary agreement the Company is entering into a contractual agreement to provide certain business process expertise and time of its managerial leadership team for development of financial software applications.  Dimus Partners, Inc. agrees to work in line with certain managerial leaders within the Customer for the purpose of building the Dimus Trace Application Suite – Home Builder Edition (“DTAS-HBE”).  Dimus will provide the resulting software application free of charge with a twelve month free service agreement to the Customer.  In addition, the Customer will be given the option grant providing them with the right to buy a twenty percent (20%) stat in the marking of the resulting product.  The option price will be set at twenty percent (20%) of associated business costs expected to bring the software to market.  Thus, the option results in twenty percent (20%) of all related profits (revenues less any costs due to COGS, operations, marketing, sales, or associates business costs of product).  The option grant is limited to the sales for the profit of the DTAS-HBE product, and the option grant will be open for a period of ninety (90) days after final delivery of product or last module to the Customer.  This commitment is currently still ongoing with limited activity to date.

The Company has a verbal agreement with a consultant whereby the company has agreed to pay the consultant 25% of its future profits which are generated by the consultant pursuant to the consultant’s involvement in any software application or consulting only service. The consultant is due twenty five percent (25%) of all related profits (revenues less any costs due to cost of goods sold, operations, marketing, sales, or associated business costs of product) for work contributed to any product or service.

NOTE 5 – SUBSEQUENT EVENT

On November 2, 2010, we entered into a Revolving Line of Credit Agreement with our President and Director, James Patton (the “Line of Credit”).  Pursuant to the Line of Credit, Mr. Patton agreed to loan us up to $50,000 as requested by the Company from time to time (on a revolving basis)(each an “Advance”) until December 31, 2011, pursuant to the terms of the Line of Credit.  Any amounts borrowed under the Line of Credit will be evidenced by a separate promissory note (each a “Note”) and bear interest at the rate of 10% per annum, provided that if an event of default occurs (as provided in the Line of Credit or the Note), such outstanding amount bears interest at the rate of 15% per annum until paid in full.  Interest payments are due on a monthly basis, for all Advances, beginning on January 31, 2011.  The maturity date of each Note will be December 31, 2011, unless otherwise agreed by the parties.  All Advances are secured by a Security Agreement entered into by the Company in favor of Mr. Patton, which provides for Mr. Patton to have a security interest over substantially all of the Company’s assets and accounts.  The Company has not borrowed any funds under the Line of Credit as of the date of this filing.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Dimus Partners, Inc.
(A Development Stage Company)

We have audited the accompanying consolidated balance sheets of Dimus Partners, Inc. (the “Company”) as of April 30, 2010 and  2009, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years then ended and for the period from May 24, 2007 (Inception) to April 30, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dimus Partners, Inc. as of April 30, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the years then ended and for the period from May 24, 2007 (Inception) to April 30, 2010 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company's absence of significant revenues, recurring losses from operations, and its need for additional financing in order to fund its projected loss in 2011 raise substantial doubt about its ability to continue as a going concern. The 2010 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

LBB & Associates Ltd., LLP

Houston, Texas
September 9, 2010, except for Note 7, as to which the date is November 16, 2010

DIMUS PARTNERS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS

	April 30,	April 30,
	2010	2009
ASSETS
Current assets
Cash	$2,543	$13,819

Total current assets	2,543	13,819

Property and equipment, net	2,478	4,689

Total assets	$5,021	$18,508
LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable and accrued expenses	$20,967	$16,588
Advances from related parties	33,504	33,374

Total current liabilities	54,471	49,962

Total liabilities	54,471	49,962

Commitments and Contingencies

STOCKHOLDERS' DEFICIT
Preferred stock, $.001 par value, 10,000,000 shares authorized,
0 shares issued and outstanding	-	-
Common stock, $.001 par value, 100,000,000 shares authorized,
4,366,649 and 4,321,655 shares issued and outstanding at
April 30, 2010 and April 30, 2009 respectively	4,367	4,322
Additional paid in capital	21,733	15,028
Subscription receivable	-	(4,500)
Deficit accumulated during the development stage	(75,550)	(46,304)
Total stockholders’ deficit	(49,450)	(31,454)

Total liabilities and stockholders’ deficit	$5,021	$18,508

See accompanying notes to consolidated financial statements.

DIMUS PARTNERS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED APRIL 30, 2010 AND 2009 AND PERIOD
FROM MAY 24, 2007 (INCEPTION) THROUGH APRIL 30, 2010

			Inception
	Years Ended		Through
	April 30,		April 30,
	2010	2009	2010

Operating expenses
General and administrative	$27,024	$25,450	$71,237
Depreciation	2,211	1,943	4,153

Loss from Operations	$(29,235)	$(27,393)	$(75,390)

Interest expenses	(11)	(105)	(160)

Net loss	$(29,246)	$(27,498)	$(75,550)

Net loss per share:
Basic and diluted	$(0.01)	$(0.01)

Weighted average shares outstanding:
Basic and diluted	4,362,901	4,129,195

See accompanying notes to consolidated financial statements.

DIMUS PARTNERS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
YEARS ENDED APRIL 30, 2010 AND 2009 AND PERIOD
FROM MAY 24, 2007 (INCEPTION) THROUGH APRIL 30, 2010
			Additional	Stock		Total
	Common Stock		Paid-in	Subscription	Accumulated	Stockholders’
	Shares	Amount	Capital	Receivable	Deficit	Deficit

Balance at May 24, 2007	-	$-	$-	$-	$-	$-

Common stock issued to founders for services	2,000,000	2,000	(1,000)	-	-	1,000

Recapitalization	2,000,000	2,000	(2,000)	-	-	-

Net Loss	-	-	-	-	(18,806)	(18,806)

Balance at April 30, 2008	4,000,000	4,000	(3,000)	-	(18,806)	(17,806)

Common stock issued for cash	91,656	92	13,658	-	-	13,750

Stock subscription receivable	29,999	30	4,470	(4,500)	-	-
Common stock issued for services	200,000	200	(100)	-	-	100

Net Loss	-	-	-	-	(27,498)	(27,498)

Balance at April 30, 2009	4,321,655	4,322	15,028	(4,500)	(46,304)	(31,454)

Common stock issued for cash	44,994	45	6,705	-	-	6,750

Stock subscription receivable collected	-	-	-	4,500	-	4,500
Net Loss	-	-	-	-	(29,246)	(29,246)

Balance at April 30, 2010	4,366,649	$4,367	$21,733	$-	$(75,550)	$(49,450)

See accompanying notes to consolidated financial statements.

DIMUS PARTNERS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED APRIL 30, 2010 AND 2009 AND PERIOD
FROM MAY 24, 2007 (INCEPTION) THROUGH APRIL 30, 2010

			Inception
	Years Ended		Through
	April 30,		April 30,
	2010	2009	2010

CASH FLOWS FROM OPERATING ACTIVITIES:	$(29,246)	$(27,498)	$(75,550)
Net loss
Adjustment to reconcile net loss to net
cash used in operating activities
Depreciation	2,211	1,943	4,153
Common shares issued for services	-	100	1,100
Changes in:
Accounts payable	4,379	14,574	20,967
NET CASH USED IN OPERATING ACTIVITIES	(22,656)	(10,881)	(49,330)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	-	(6,631)	(6,631)
NET CASH USED IN INVESTING ACTIVITIES	-	(6,631)	(6,631)

CASH FLOWS FROM FINANCING ACTIVITIES:
Common shares issued for cash	11,250	13,750	25,000
Advances from related parties	130	17,341	33,504
NET CASH PROVIDED BY FINANCING ACTIVITIES	11,380	31,091	58,504

NET INCREASE(DECREASE) IN CASH	(11,276)	13,579	2,543
Cash, beginning of period	13,819	240	-
Cash, end of period	$2,543	$13,819	$2,543

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$11	$105	$160
Income taxes paid	$-	$-	$-

See accompanying notes to consolidated financial statements.

DIMUS PARTNERS, INC.
 (A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
April 30, 2010

NOTE 1 – ORGANIZATION AND BUSINESS

Dimus Partners, Inc (the “Company” or “the Nevada Corporation” or “Dimus”) is a development-stage company.  The Company was incorporated under the laws of the State of Nevada on May 24, 2007. Prior to incorporation on April 30, 2008, Dimus Partners, LLC was a Texas limited liability company effective May 24, 2007.  Dimus Partners, LLC (“DPLLC” or the “Texas Company”) and the Nevada Corporation entered into a Certificate of Exchange whereby the Nevada Corporation acquired 100% of the issued and outstanding membership interest of the Texas Company, in exchange for two million (2,000,000) commons shares of the Nevada Company.

The Company was formed for the purpose of development custom software for the home building industry.

The Company’s fiscal year ends April 30.

For the year ended April 30, 2010, the Company incurred losses totaling $29,246, had a working capital deficit of $51,928.  Because of these recurring losses, the Company will require additional working capital to develop and/or renew its business operations.

The Company intends to raise additional working capital either through private placements, public offerings and/or bank financing.

There are no assurances that the Company will be able to either (1) achieve a level of revenues adequate to generate sufficient cash flow from operations; or (2) obtain additional financing through either private placement, public offerings and/or bank financing necessary to support the Company’s working capital requirements.  To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient to support the Company’s working capital requirements, the Company will have to raise additional working capital from additional financing.  No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to the Company.  If adequate working capital is not available, the Company may not renew or continue its operations.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2 – SUMMARY OF ACCOUNTING POLICIES

Consolidated Financial Statements

The accompanying consolidated financial statements included all the accounts of Dimus Partners, Inc. and its wholly-owned subsidiaries Dimus Partners, LLC. All intercompany amounts have been eliminated.

Development Stage Policy

We are a development stage company as defined under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 915 Development Stage Entities.  Our management has limited experience in the consulting business.  We have earned no revenues since our formation, have no current clients and have an accumulated deficit during the development stage of $75,550 as of April 30, 2010. We are currently being  funded by existing shareholders and anticipate being able to continue our business  operations  for  approximately the next six to eight months due to our low  overhead  and  the  limited expenses that we have. If we do not have enough money to pay our outstanding liabilities as they become due and/or if we fail to generate any revenues in the future, we will be forced to curtail or abandon our business plan and any investment in us may be lost.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet.  Actual results could differ from those estimates.

Basic Loss Per Share

Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation, and depreciation and amortization are computed over the useful life of the asset  on a straight-line basis  Maintenance and repairs are charged to operations as incurred; major renewals and betterments are capitalized.  When items of property and equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and gain or loss is included in the results of operations.  The estimated useful lives of the assets by major categories are as follows:

Computer equipment	3 years

Impairment of Long-Lived Assets

Long-lived assets held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in the normal course of business.  When required, impairment losses on assets to be held and used are recognized based on the excess of the asset’s carrying amount and fair value of the asset.  Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Income Taxes

The Company has adopted FASB ASC 740 Income Taxes. This standard requires the use of an asset and liability approach for financial accounting, and reporting on income taxes. If it is more likely then not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

The asset and liability approach is used to account for income taxes by recognizing deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities.  The Company records a valuation allowance to reduce any deferred tax assets to the amount that is more likely than not to be realized.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Recent Accounting Pronouncements

During the year ended April 30, 2010 and subsequently, the FASB has issued a number of financial accounting standards, none of which did or are expected to have a material impact on the Company’s results of operations, financial position, or cash flows, with exception of:

In April 2009, the FASB issued an update to ASC 820, Fair Value Measurements and Disclosures, to provide additional guidance on estimating fair value when the volume and level of transaction activity for an asset or liability have significantly decreased in relation to normal market activity for the asset or liability. Additional disclosures are required regarding fair value in interim and annual reports. These provisions are effective for interim and annual periods ending after June 15, 2009.  The adoption of this guidance did not have a material impact on our financial condition, results of operations or cash flows.

In May 2009, the FASB issued ASC 855, Subsequent Events. This statement provides guidance to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. This statement is effective for interim or fiscal periods ending after June 15, 2009, and is applied prospectively. The adoption of this guidance did not have a material impact on our  financial condition, results of operations or cash flows.

In June 2009, the FASB issued updates to ASC 105, General Accepted Accounting Principles. ASC 105 established the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. ASC 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of this guidance did not have a material impact on our financial condition, results of operations or cash flows.

NOTE 3– RELATED PARTY TRANSACTIONS

The Company has periodically received cash advances from the Company’s directors.  As of April 30, 2010 and 2009, $33,504 and $33,374 was outstanding, respectively. The advances are non-interest bearing, unsecured and are due upon demand.

NOTE 4 - CAPITAL STOCK

The Company’s authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $.001 per share and 10,000,000 shares of preferred stock with a par value of $.001 per share.

On October 14, 2008 the Company authorized a 2:1 forward split of common stock shares.  This has been presented retroactively in these financial statements.

On April 29, 2008, the Company entered into an Exchange Agreement with DPLLC, whereby the members of DPLLC exchanged 100% of the outstanding membership interests of DPLLC for 2,000,000 shares (post-split) of common stock of the Company.  Upon completion of the Exchange Agreement, DPLLC became a wholly owned subsidiary of the Company. This share exchange transaction constituted a reverse merger and a recapitalization of the Company.  In conjunction with this reverse merger, the historical accounts of DPLLC become the historical accounts of the Company for accounting purposes.

In October 2008, the Company issued 200,000 shares (post-split) of its common stock at par value to its legal counsel for services rendered.

During the year ended April 30, 2009, the Company issued 91,656 shares of common stock to accredited investors in a private placement at $.15 per share, for cash proceeds of $13,750.

The Company also issued, during 2009, 29,999 shares of common stock for subscription receivables of $4,500. The Company collected the $4,500 subscription receivable in 2010.

During the year ended April 30, 2010, the Company issued 44,994 shares of common stock were issued to accredited investors at $.15 per share, for cash proceeds of $6,750.

NOTE 5 – INCOME TAXES

Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited. The provision for income taxes differs from the result which would be obtained by applying the statutory income tax rate of 34% to income before income taxes.

At April 30, 2010 and 2009, deferred tax assets consisted of the following:

	2010	2009
Deferred tax assets
Net operating losses	$25,700	15,700
Less: valuation allowance	(25,700)	(15,700)

Net deferred tax asset	$-	-

The deferred tax asset valuation allowance increased by $9,900 during 2010.  At April 30, 2010, the Company had an unused net operating loss carry-forward approximating $75,000 that is available to offset future taxable income; the loss carry-forward will start to expire in 2030.

During the years ended April 30, 2010 and 2009, the effective tax rate of the Company is reconciled to the statutory rate, as follows:

	2009		2008

Statutory rate	34%		34%
Change in valuation allowance	(34%	)	(34%	)

Effective tax rate	-		-

NOTE 6 – COMMITMENTS

The Company entered into a preliminary agreement with Jimmy Jacobs Custom Homes (the “Customer”) on May 28, 2008.  Under this preliminary agreement the Company is entering into a contractual agreement to provide certain business process expertise and time of its managerial leadership team for development of financial software applications.  Dimus Partners, Inc. agrees to work in line with certain managerial leaders within the Customer for the purpose of building the Dimus Trace Application Suite – Home Builder Edition (“DTAS-HBE”).  Dimus will provide the resulting software application free of charge with a twelve month free service agreement to the Customer.  In addition, the Customer will be given the option grant providing them with the right to buy a twenty percent (20%) stat in the marking of the resulting product.  The option price will be set a twenty percent (20%) of associated business costs expected to bring the software to market.  Thus, the option results in twenty percent (20%) of all related profits (revenues less any costs due to COGS, operations, marketing, sales, or associates business costs of product).  The option grant is limited to the sales for the profit of the DTAS-HBE product, and the option grant will be open for a period of ninety (90) days after final delivery of product or last module to the Customer.  This commitment is currently still ongoing with limited activity to date.

The Company has a verbal agreement with a consultant whereby the company has agreed to pay the consultant 25% of its future profits which are generated by the consultant pursuant to the consultant’s involvement in any software application or consulting only service. The consultant is due twenty five percent (25%) of all related profits (revenues less any costs due to cost of goods sold, operations, marketing, sales, or associated business costs of product) for work contributed to any product or service.

NOTE 7 - SUBSEQUENT EVENT

On November 2, 2010, we entered into a Revolving Line of Credit Agreement with our President and Director, James Patton (the “Line of Credit”).  Pursuant to the Line of Credit, Mr. Patton agreed to loan us up to $50,000 as requested by the Company from time to time (on a revolving basis)(each an “Advance”) until December 31, 2011, pursuant to the terms of the Line of Credit.  Any amounts borrowed under the Line of Credit will be evidenced by a separate promissory note (each a “Note”) and bear interest at the rate of 10% per annum, provided that if an event of default occurs (as provided in the Line of Credit or the Note), such outstanding amount bears interest at the rate of 15% per annum until paid in full.  Interest payments are due on a monthly basis, for all Advances, beginning on January 31, 2011.  The maturity date of each Note will be December 31, 2011, unless otherwise agreed by the parties.  All Advances are secured by a Security Agreement entered into by the Company in favor of Mr. Patton, which provides for Mr. Patton to have a security interest over substantially all of the Company’s assets and accounts.  The Company has not borrowed any funds under the Line of Credit as of the date of this filing.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until ninety (90) Days after the later of (1) the effective date of the registration statement or (2) the first date on which the securities are offered publicly, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus.  This is in addition to the dealers’ obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses in connection with this Registration Statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Description	Amount to be Paid

Filing Fee - Securities and Exchange Commission	$1.79
Attorney's fees and expenses	20,000	.00*
Accountant's fees and expenses	10,000	.00*
Transfer agent's and registrar fees and expenses	1,000	.00*
Printing and engraving expenses	1,000	.00*
Miscellaneous expenses	500	.00*

Total	$32,501	.79*

* Estimated

ITEM 14.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

See Indemnification of Directors and Officers above.

ITEM 15.   RECENT SALES OF UNREGISTERED SECURITIES

In April 2008, the Company issued 2,000,000 post-Forward Split shares of its common stock to James Pacey in consideration for business development and advisory consulting services rendered.  The 2,000,000 post Forward Split shares were valued at $1,000, par value at the time of the approval by the Board.

On April 29, 2008, the Company entered into an Exchange Agreement with DPLLC, whereby the then members of DPLLC, Nathan Pettus and James Patton, our current Directors, exchanged 100% of the outstanding membership interests of DPLLC for 2,000,000 post Forward Split shares, 1,000,000 shares each to Mr. Pettus and Mr. Patton, of the common stock of the Company.  Upon completion of the Exchange Agreement, DPLLC became a wholly-owned subsidiary of the Company.

Effective October 2008, in connection with the Company’s entry into an Engagement Agreement with The Loev Law Firm, PC, the Company’s attorney, the Company agreed to issue David M. Loev 200,000 post Forward Split shares of the Company’s common stock.  The 200,000 post Forward Split shares were valued at $100, par value at the time of the approval by the Board.

We claim an exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Act”) since the foregoing issuance did not involve a public offering, the recipient took the shares for investment and not resale and we took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuance and we paid no underwriting discounts or commissions.

From July 2008 through July 2009, in connection with a private placement offering, the Company sold an aggregate of 166,649 shares of common stock to 35 investors for aggregate consideration of $25,000.  The Company claims an exemption provided by Rule 506 of Regulation D of the Securities Act of 1933, as amended.  The sales complied with Rule 506 because the offering was made to accredited investors and less than 35 non-accredited investors who received disclosures regarding the Company similar to those disclosures found in a registration statement under the Act; each investor acknowledged that they had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of the prospective investment; there was no general solicitation in connection with the offering; and the shares were issued with a restrictive legend.

ITEM 16. EXHIBITS

Exhibit Number	Description of Exhibit

Exhibit 3.1(1)	Articles of Incorporation

Exhibit 3.2(1)	Amended and Restated Bylaws

Exhibit 5.1*	Opinion and consent of The Loev Law Firm, PC re: the legality of the shares being registered

Exhibit 10.1(1)	Letter of Intent Jimmy Jacobs Custom Homes

Exhibit 10.2*	Revolving Line of Credit ($50,000) and Related Documents

Exhibit 23.1*	Consent of LBB & Associates Ltd., LLP

Exhibit 23.2*	Consent of The Loev Law Firm, PC (included in Exhibit 5.1)

*   Attached hereto.

(1) Filed as an exhibit to the Company’s Form S-1 Registration Statement filed with the Commission on February 5, 2010, and incorporated herein by reference.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

(a)	To include any Prospectus required by Section 10(a)(3) of the Securities Act;

(b)
To reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and rise represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material changes to such information in the Registration Statement.

2.
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

5.	That, for the purpose of determining liability under the Securities Act:

Each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Austin, Texas, on November 23, 2010.

DIMUS PARTNERS, INC.

By: /s/ James Patton
James Patton
Chief Executive Officer
(Principal Executive Officer,
Principal Financial Officer and
Principal Accounting Officer),
President, Treasurer and Director

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

/s/ James Patton
James Patton
Chief Executive Officer
(Principal Executive Officer,
Principal Financial Officer and
Principal Accounting Officer),
President, Treasurer and Director

  November 23, 2010

/s/ Nathan Pettus
Nathan Pettus
Director

November 23, 2010

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

Exhibit 3.1(1)	Articles of Incorporation

Exhibit 3.2(1)	Amended and Restated Bylaws

Exhibit 5.1*	Opinion and consent of The Loev Law Firm, PC re: the legality of the shares being registered

Exhibit 10.1(1)	Letter of Intent Jimmy Jacobs Custom Homes

Exhibit 10.2*	Revolving Line of Credit ($50,000) and Related Documents

Exhibit 23.1*	Consent of LBB & Associates Ltd., LLP

Exhibit 23.2*	Consent of The Loev Law Firm, PC (included in Exhibit 5.1)

* Attached hereto.

(1) Filed as an exhibit to the Company’s Form S-1 Registration Statement filed with the Commission on February 5, 2010, and incorporated herein by reference.